GEOLOGICAL REPORT

ON THE

CALVERT TUNGSTEN PROPERTY BEAVERHEAD COUNTY, MONTANA

Section 12, Township 1 North, Range 12 West and 13 West



March 20, 2013

TABLE OF CONTENTS

LIST OF FIGURES

LIST OF TABLES

SUMMARY

The Calvert Mine Tungsten property is located in southwestern Montana approximately 40 miles southwest of the City of Butte and 11 miles northwest of the village of Wise River. The Calvert Mine property is located within section 12, Township 1 North, Range 13 West and centered on 113.158W Longitude and 45.854N Latitude. The aggregate area covered by the claims is 1,404.88 acres.

The Calvert Mine property consists of 68 Lode claims (totaling 1,404.88 acres) located entirely on state land within the Beaverhead County Recording District.

The Calvert area is part of the north western portion of the eastern Pioneer Mountains and is underlain by early Proterozoic crystalline rocks of the belt supergroup associated with roof pendants, thrust blocks of Mississippian to Cretaceous aged sediments and metavolcanics. The entire package has been intruded by Tertiary and late Cretaceous tonalites, granites and andesite dykes. The area lies on the northern edge of the Pioneer batholith, a composite granitic body of late Cretaceous to early Paleocene age that intruded the previously folded and faulted sediments.

The main units of interest from a tungsten exploration point of view are the late Cretaceous intrusions in contact with the Mississippian to lower Pennsylvanian calcareous sediments and limestone. These units form a narrow northwest trending belt that parallel the regional structures and make an excellent target for additional exploration.

Exploration activities on the Calvert Mine site are strictly historical in nature. Tungsten mineralization on the Calvert property was first discovered in 1956 during a time when the US government provided aid for exploration through the Defense Minerals Exploration Administration. In the same year Minerals Engineering Company of Grand Junction, Colorado leased the property and completed an exploration drill program in the same year leading to a production decision in September 1956. Mining operations by open pit methods were completed between the periods 1956-1957 and 1959-1962 where 217,937 tons of ore were produced at a grade of 1.10% WO_3 and shipped to the company processing facilities at Glen Montana. Additional exploration campaigns were completed in 1966, 1967 and 1971 by Minerals Exploration Company resulting in a historical proven in-ground reserve of 128,000tons at a grade of 1.1% WO_3. No recent exploration campaigns have been completed on the Calvert Mine Tungsten property.

An exploration program is recommended including drilling to confirm the existence of these historical reserves below the Calvert open pit and its potential down plunge extension to the southeast.

PROPERTY DESCRIPTION AND LOCATION

Property Area

The Calvert Tungsten Property comprises 68 claims covering a total area of 1,404.88 acres.

Property Location

The Calvert Tungsten Property is located in Beaverhead County located approximately 40 miles south west of Butte, Montana within Section 12, Township 1 North, Range 13 West and centered on 113.158W longitude and 45.854N Latitude at an elevation of 6,975 feet (Figures 1 and 2).

Property Tenure

The Calvert Tungsten Property comprises 68 Lode claims (Figure 3). The property was originally staked by local prospectors Paul and Ted Antonioli who staked the historical Calvert Mine open pit with three (3) Lode claims ie Calvert (MMC214973), Calvert 2 (MMC222298) and Calvert 3 (MMC222299) in March 2006 and November 2009. The claims are registered under the name of Paul Antonioli. On August 2, 2010, US Tungsten Corp. entered into an option agreement to acquire 100% interest in the three claims subject to a schedule of cash payments totaling $1,000,000.00 US Dollar and an underlying Royalty. In September, October of 2012, US Tungsten Corporation acquired through staking an additional 65 claims surrounding the original three claims. Claims held 100% by US Tungsten Corporation include MB1-MB11 (MMC227498-MMC227508), MB15-MB41 (MMC227509-MMC227533), MB50-MB60 (MMC227534-MMC227544), MB68-MB79 (MMC227545-MMC227556) and MB84-MB89 (MMC227557-MMC227562). A detail listing of the Calvert Mine claims are provided in Appendix A.

Property Ownership, Rights and Obligations

A mining claim can be located on Federal Lands (BLM and Forest Service) that are open for staking. There are four types of claims which may be staked in the United States.

Lode Claim: is a classic vein, ledge or other rock in place between definite walls. A lode claim has a maximum length of 1500 feet by 600 feet.

Placer Claim: All other deposits other than Lode including sand and gravel deposits containing free gold and other minerals. An individual may locate up to 20 acres with a maximum of 160 contiguous acres with eight people or more.


MONTANA
Great Falls
Missoula
Butte
Billings
Dillon
CALVERT PROPERTY
Calvert Property
Calvert Property Location
South Western Montana

Figure 1: Calvert Property Location


Deer Lodge
Philipsburg
Pintler Ranger District
Jefferson Ranger District
Butte
Calvert Property
Wise River
Butte Ranger District
Whitehall
Wise River Ranger District
Wisdom
Wisdom Ranger District
Madison Ranger District
Dillon Ranger District
Dillon
Municipality
Stream
Major Highway
Secondary Road
Access Road
Lake
MONTANA
Calvert Property Location
Beaverhead Deerlodge National Forest
Southwest Montana
0 5 10 20
Miles

Figure 2: Calvert Property Location, Beaverhead County, Montana

Tunnel Site: Where a tunnel is required to access and develop a vein or lode. To stake a tunnel site, two stakes are placed up to 3,000 feet apart on the line of the proposed tunnel.

Mill Site: Public lands which are non mineral in character and may be associated with a placer or lode claim for mining and milling purposes. Mill sites are up to 5 acres in size.

All of the claims covering the Calvert Mine Property are Lode Claims. In order to record a lode claim a location notice must be filed with the BLM and local County Recording Office stating the date the lode claim was located, a description of the discovery monument, the name of the claim, legal description and the name and addresses of the locators. The location notice must be filed with the BLM within 90 days from the date of locating the claim and you must also file with the local County Recording Office along with a $15.00 service charge, $34.00 location fee and $140.00 for every 20 acres or portion thereof for maintenance fees for the first year of location.

To maintain a lode claim, on or before September 1 of each year one must file a maintenance fee payment of $140.00 for every 20 acres or portion thereof, or a waiver which states you will do the labor for the next year. Claims will expire September 1st if you do not do your annual filings.

Annual claim maintenance fees covering the Calvert Mine Property are $140.00/claim/year payable to the BLM totaling $9,520.00/year and a Notice to Hold a claim must be filed with the Beaverhead County Recorder's office for a fee of $10.00/page.

Royalties, Agreements and Encumbrances

US Tungsten Corp. (optionee) entered into an option agreement on August 2, 2010 with Paul and Ted Antonioli (optionor), the owners of three (3) mineral claims centered over the historic Calvert Mine open pit. The terms of the option agreement state US Tungsten Corp may acquire 100% interest in the three claims by completing annual cash payments which increase in $5,000.00 increments from $15,000 (June 18, 2013) to $50,000.00 (June 18, 2020) after which annual cash payments of $50,000.00 are made until an aggregate of $1,000,000.00 has been paid to the optionor.

Further to the above cash payments, the optionor retains a 2% Net Smelter Return (NSR) which is payable upon the commencement of commercial production from the property. US Tungsten Corp has the option to acquire 1.8% NSR from the Optionor for $1,500,000.00 within nine (9) months after the commencement of commercial production.


Range 13W
Range 12W
Township 1N
Calvert Pit
MTM 27979 100' USFS
MTM 27981 100' USFS
PB 37
PB 40
PB 41
PB 42
Mineral Title Plate : Part of Township1 North, Ranges 12 and 13 West of the Principal Meridian
Calvert Property Claims, Southwest Montana
Core Claims
New Claims
Scale in Miles

Figure 3: Calvert Project Claims

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

Access

The Calvert Tungsten Property is located approximately 40 miles to the south west of Butte Montana. The major towns in the area are connected by Federal and State Highways, and good gravel country roads serve the smaller towns and villages. Forest Service logging and mine access roads service the more remote areas. The Calvert Mine site is located approximately 11 miles northwest of the village of Wise River, located on an easterly flowing tributary of Bryant Creek at an elevation of approximately 7,100 feet. The Calvert Mine site can be reached by travelling 8 miles west from Wise River on Montana Highway 43 to the Big Hole River bridge, then left on Bryant Creek road for approximately 1.5 miles which leads directly to the historical workings of the Calvert Mine site (Figure 2). The road is not maintained in the winter or early spring, although access may be gained by 2 wheel drive vehicles during the summer months, 4 wheel drive vehicles are recommended during the spring and late fall.

Climate

The climate is classified as semiarid with cold dry winters and hot wetter summers. Temperatures range from about 83deg F in the summer months to 13.5deg F in the winter, dropping occasionally to record lows of -40deg F. The driest months of the year are July, August and September with occasional showers. Most of the region's precipitation falls as snow between September and April; in the higher elevations, snow may not disappear until July. Snow accumulation can frequently reach 6 to 8 feet in depth.

Physiography and Local Resources

The Calvert Mine property is located in Beaverhead County with the county seat located in the town of Dillon. The county occupies 3.5 million acres of land that is a combination of river valleys and mountain peaks including the Continental Divide that essentially forms the western and southern county boundaries. Drainage to the west of the divide is to the Columbia River and on the east to the Missouri River. Several major valleys traverse the county including the Big Hole Valley, Beaverhead, Centennial, Lima, Prairie and Sweetwater. These valleys , most of which are above 5,000 feet in elevation, are encircled by mountain ranges including the Beaverhead, Pintler, Pioneer, Tendoy Centennials, Ruby and Blacktail. In the valley bottoms and basins there are a variety of soil types that host the substantial agricultural producers that are the backbone of the county economy. Winter and spring wheat, barley, oats and seed potatoes are major crops on irrigated lands. The county ranks first in the state in the production of livestock, mostly cattle and sheep.

The county's major valleys contain rivers that are important sources of water for irrigation and for recreational fishing. The rivers and their tributaries are home to populations of cutthroat, rainbow and brown trout.

Wildlife resources are substantial and include grizzly bear, elk, white tail deer, mule deer, antelope, moose, big horn sheep, coyote, fox, wolverine, gray wolf, mountain lions and in some cases lynx. The Centennial Valley's Red Rock Lakes National Wildlife Refuge encompasses 44,000 acres of land that is home to more than 250 bird species and 30 species of mammals.

Other important natural resources are timber, minerals and gemstones. Each of these resources has been an important part of the history of natural resources in the County. Gold has been mined in the area since 1862 and there are deposits of silver and tungsten and a range of other metals. Lodgepole pine and Douglas fir predominate on USFS lands within the County.

Infrastructure

The nearest community to the project area is the unincorporated community of Wise River, located approximately 40 miles to the southwest of Butte Montana. Wise River has a population of about 306 people (2012), the community has a country school, church, post office, two bars/cafés and a general store. The county seat is located in the town of Dillon with a population of 4,134 people (2010). The community provides banking and health care facilities, food and accommodations, grocery store outlets, an airport and post secondary education at the University of Montana-Western. The largest service centre in the area is the city of Butte Montana with a population of 34,200 people.

At the present time the Calvert Mine open pit is flooded to a depth of 70 feet. There is no infrastructure remaining on site. Historic milling of ores from the Calvert Mine were performed off site, waste rock was side cast down slope to the south of the open pit (Figure 4).

HISTORY AND DEVELOPMENT

Tungsten has been produced in Montana from numerous lode deposits and some alluvial deposits, in part in conjunction with the mining of gold. Until 1954 Montana's tungsten output was insignificant.

In 1952, under the influence of the government buying program and government aid to exploration available through the Defense Minerals Exploration Administration, there was a great increase in the exploration of Montana tungsten deposits. Montana tungsten production

Figure 4: Property Pictures


N
1000 feet

Figure 4a: Arial View of Calvert Pit.



Figure 4b: Panorama view of the Calvert Pit. Brown zone in the centre is the Tungsten bearing Skarn.



Figure 4c: Calvert Pit looking east

between the period from 1954 to 1957 totaled 226,740 short ton units (1 short ton unit = 20 pounds WO_3) and Montana became the fourth largest tungsten producing state. Production

dropped rapidly at the termination of the Government domestic stockpiling program in December 1956 and by the end of 1958 no tungsten mines were operating in Montana.

The Calvert Mine was discovered in 1956 by two prospectors W.I. Ferguson and George Henderson who located two Lode claims over the original discovery which later became the site of the Calvert Mine open pit.

In August 1956, Minerals Engineering Company of Grand Junction Colorado leased the property and started exploration work. A total of sixty (60) wagon drill holes averaging 80 feet in depth and forty (40) drill holes from 140 feet to 500 feet in depth were completed as well as surface trenching totaling several hundred feet in length. Additional mineral claims were located to cover the area of interest and road access to the site was developed.

Based on the information gained from the surface exploration and drilling programs, a production decision was made and by September 1956 open pit production began and continued through to August 1957 when the Government purchasing program for tungsten concentrates terminated. During this period 92,837 tons of ore was mined averaging 1.09% WO_3 (Table 1). The ore was shipped to the company concentrator facilities located at Glen, Montana.

Waste stripping operations resumed in September 1959 enlarging the open pit to 250 feet by 300 feet in area and deepened to 85 feet. Open pit mining operations resumed in 1960 through to early 1962 (Table 1).

Period	Tons Ore	Wo3 (%)	Units of Tungsten*
1956-1957	92,837	1.09	101,192
1960-1962	125,000	1.10	137,610
TOTAL	217,937	1.10	238,802

Table 1: Historical Production (Source: Aro 1966). *1 unit of tungsten consists of 1% per ton of material. The system can be applied to both imperial and metric systems.

On June 1, 1966 Beaverhead Development Ventures and Minerals Engineering Company initiated a surface exploration program to evaluate the potential for developing additional reserves below the existing open pit. A diamond drilling program was developed to extend laterally and at depth the remaining reserves identified from previous mining operations and to evaluate the medium grade ore which had been exposed on surface to the northwest of the open pit boundary by trenching and limited drilling. The 1966 surface exploration program

consisted of 22 – BX sized diamond drill holes totaling 3,318.5 feet and four excavated surface trenches totaling 132 feet in total length (Table 2). Of the 22 holes completed, 12 holes intersected ore grade intersections with widths varying from 0.8 feet to 55.0 feet. The remaining 10 drill holes intersected low grade intervals or waste. The surface exploration program was terminated on November 15, 1966.

Based on drill hole results to the end of 1966, a block of ore outlined at the bottom of the pit was estimated to extend 100 feet below the pit floor and further indications suggested the ore block would continue below 100 feet in the vein systems that formed the ore and in extensions of the known ore blocks. Recommendations were made to continue open pit operations to the 6990 ft elevation and ore below this level be mined through underground methods. Underground development would utilize a development drift collared at Calvert Creek at a bearing of N10E at 6900 feet elevation. The proposed drift would be 1200 feet in length to undercut the projected extension of the mineralized horizon below the base of the open pit.

Trench	Year	Length (ft)	Wo3 (%)
A	1966	20	0.96
C	1966	45	0.80
D	1966	42	1.29
E	1966	25	0.91

Table 2: Historical Trenching results (Source: Aro 1966)

In 1967, an evaluation by Mining Geologist Norman E. Ebbley for Minerals Engineering Co. reviewed the various proposed mining methods for developing ore below the 6990 ft elevation and determined that the underground tunnel under development should be abandoned at its current position, 225 feet from the tunnel entrance due to difficult ground conditions. In his report Mr. Ebbley proposed several alternative mining methods and the associated costs for the extraction of the ore blocks defined below the bottom of the pit including the sinking of a shaft from surface, spiral berm stripping method and the utilization of a surface tram. Surface diamond drilling continued in 1967 evaluating extensions to the previously defined ore blocks below the open pit.

The US Bureau of Mines Mineral Yearbook for 1971 briefly describes the work completed by Minerals Engineering Co. at their Calvert Mine site in 1971. The summary of activities states that more than 2,500 feet of diamond drilling was completed in and adjacent to the Calvert Mine in December 1971. Seven of 10 core holes drilled in the mine intersected ore-grade material. A total of five (5) core holes were located adjacent to the mine, three of which located


Trench A
Trench D
Trench C
Trench E
D54
114
113
W181
W179
W180
W1
D53
W1 W168
W167
W169
D2
D10
D12
D4
D16
D70
D6
D3
D17
W18
D8
W150
106
D161
D175
D13
D14
D15
D24
W149
W151
D20
105
D75
D72
109
102
W153
W152
103
101
108
W154
D23
100
W157
W170
D76A
W174
D22
107
W160
D44
104
D77
111
D59
D25
112
100 Feet
110
Historical drillholes and trenches
Calvert Mine Pit
1971 Drillholes
pre 1967 Diamond Drillhole - Ore
pre 1967 Diamond Drillhole - Waste
pre 1967 Wagon Hole - Ore
pre 1967 Wagon Hole - Waste
Trench
Calvert Pit
Pit survey conducted in 1962
Diamond Drill holes are denoted with a 'D' (eg. D44) and
Wagon holes are denoted with a 'W' (eg. W168)

Figure 5: Drill plan map of historical drilling.

to the southeast did not encounter ore grade material. The remaining two (2) holes were located to the north-northeast of the mine intersecting high grade tungsten mineralization. Additional holes planned to follow up on these high grade intersections were delayed by heavy snows and further exploration would be delayed until the spring of 1972. This is the last exploration drill program documented on the property. Figures 5 is a detailed plan map of the Calvert Mine open pit locating historical drill hole collars and trench locations.

HISTORIC RESERVE ESTIMATES

Any references to historical Proven or Probable Reserve estimates contained in this report have not been verified and the author of this report has not done sufficient work to classify the historical estimate as current resources or mineral reserves; and the issuer is not treating the historical estimate as current mineral resources or mineral reserves; therefore they should not be relied upon. Limited historical exploration data has survived and references to in ground reserves are based on surviving unpublished in house reports and drill hole cross sections summarizing the results from the various historical exploration campaigns.

Following the completion of the 1966 exploration program, a report authored by Consulting Engineer David E. Aro for Minerals Engineering Co summarized the findings of his evaluation of the Calvert Mine based on all of the information from previous operating periods as well as all of the results from the 1966 exploration programs. In his report he summarized the historical production from the mine covering the period from 1956 - 1957 and 1960 - 1962. Mr. Aro points out that the initial drilling done in 1956 indicated an ore grade of 1.2% WO_3 and this ore with normal mining dilution, was mined at a grade of 1.10% WO_3. This indicates a mining dilution of approximately 10%. The report states that the plunging orebody was mined down to the 7040 ft elevation at the end of the last mining period, a vertical distance of 170 feet from the original outcrop surface. Based on the results of the 1966 exploration campaign, Mr. Aro presented the results of his ore reserve calculations and classifications for proven, indicated and inferred categories (Table 3). Mr. Aro states that proven classifications includes only that ore which has been drilled or trenched and assayed for grade which can be recovered by good mining practices. The factor used in converting volumes to tonnages was 10 cubic feet per ton of ore in place. Indicated ore is that which is exposed or sampled but for which there is insufficient data to calculate tonnages. Ore which can, by geologic inference and reasonable judgment, be estimated is classified as inferred.

Based on the results from the 1967 drill program and those results obtained in 1966, a new reserve estimate was prepared by Norman E. Ebbley, Mining Geologist, Minerals Engineering Co, outlining proven-still in ground categories remaining beneath the Calvert Mine open pit (Table 4 and 5).

Zone	Category	Tons	Wo3 (%)	Category	Tons	Category	Tons	Total tons
Main Orebody	Proven	59,350	1.20	Indicated	30,000	Inferred	20,000	109,350
NW Orebody	Proven	6,040	0.75	Indicated	5,000	Inferred	5,000	16,040
Total	**Proven**	**65,390**	**1.16**	**Indicated**	**35,000**	**Inferred**	**25,000**	**125,390**

Table 3: 1966 Historical Resource/Reserve Calculation.

Zone	Tons	Wo3 (%)	Tungsten Units*	Status	Comments
A	92,837	1.09	101,192	Mined in 1956-1957	
B	125,100	1.10	137,610	Mined in 1959-1961	
C	128,200	1.10**	141,020	1967 Proven - still in ground	Section is from 7045 to 6945 foot level

* Tungsten unit is 1% per ton of material; 10 kg per metric tonne of Tungsten trioxide (Wo3). It applies to both metric and imperial systems.

**Grade calculated from Tungsten units and tons of ore

***See appendix B for pictoral diagram of calculation

Table 4: 1967 Historical Resource/Reserve Calculation.

Hole	Length (ft)	Wo3 (%)
D4	10	1.23
D4	6	1.20
D6	10	0.68
D6	15	1.34
D16	6	1.99
D20	30	0.89
D20	15	1.10
D20	10	0.36
D20	20	1.39
D20	10	0.32
D44	6	0.36
D44	6	0.93
D44	20	0.54
D75	10	1.23
D76A	8	1.79
D76A	10	0.81
D82	20	1.64
D86	55	1.55
D87	45	0.98
D87	45	1.36
W151	18	0.56
W152	10	0.87
W153	10	0.52
W156	15	0.51
W174	15	0.65

Table 5: Historical Drill hole intercepts.

At the current time no mineral resources are reported only mineable reserves based on the 1967 calculations. A field examination of the area and historical workings by a representative of US Tungsten Co in 2012 concluded the 1967 reserve is still in place beneath the flooded pit.

GEOLOGICAL SETTING

Regional Geology

The Calvert area is part of the north western portion of the eastern Pioneer Mountains and is underlain by early Proterozoic crystalline rocks of the belt supergroup associated with roof pendants, thrust blocks of Mississippian to Cretaceous aged sediments and metavolcanics. The entire package has been intruded by Tertiary and late Cretaceous tonalites, granites and andesite dykes. The area lies on the northern edge of the Pioneer batholith, a composite granitic body of late Cretaceous to early Paleocene age that intruded the previously folded and faulted sediments.

Several of these faults have been re-activated over different ages. Two major Early Proterozoic rocks consist of various quartzites, metaquartzites and quartzofeldspathic gneiss. The younger sedimentary stratigraphy consists of limestone, mudstone, siltstone, quartzite and shale. Figure 6 shows the current geological relationships of the units.

Structurally the region is dominated by low angle thrust faults that thrust older rocks over younger rocks and numerous northeast trending strike slip or tear faults that probably acted as pressure release thrust faults are identified within the local region ie the Foolhen thrust and the Calvert thrust.

The main units of interest from a tungsten exploration point of view are the late Cretaceous intrusions in contact with the Mississippian to lower Pennsylvanian calcareous sediments and limestone. These units form a narrow northwest trending belt that parallel the regional structures and make an excellent target for additional exploration.

Local Geology and Mineralization

The Calvert property is underlain by strongly faulted and brecciated zones within the Paleozoic sediments of the Amsden and Quadrant formations where they have been intruded by Cretaceous quartz monzonite/tonalite from the Foolhen intrusions. Blocks are separated by thrust faults and north-east trending strike slip faults. The Amsden formation consists primarily of limestone as well as mudstone, siltstone and fine grained sandstone rich horizons. The Quadrant formation consists of mainly quartzite and sandstone sediments. The stratigraphy strikes generally northwest with dips from -40 to -45degrees to the south east. Local folding and contorted stratigraphy are evident.

The Calvert Mine ore body is described as being irregular in shape and approximately 200 feet in diameter which plunges to the southeast at approximately -55deg. A smaller ore body is exposed in a pit located to the east of the main workings. The Calvert ore body was mined to the 7040 ft elevation, a vertical distance from the original outcrop surface of 170 feet.

Mineralization consists of pyrometasomatic replacement zones in the Amsden formation, where the Cretaceous intrusions cut and intermix with the limestone stratigraphy. Breccia zones show evidence of irregularly mixing between the intrusive and the country rock. General consensus is that the mineralization occurs as the result of deep seated fluids being brought into contact with the sediments and limestones of the Amsden Formation.

Scheelite is the primary ore mineral for tungsten found within variations of the metasomatic host rocks. Local workers call the ore bearing material tactite, which is a variable garnet, epidote, chlorite, magnetite calc silicate or possible skarn. A field examination by US Tungsten Co representative reveals that the deposit appears zoned both in mineralogy and economic minerals. Copper in the form chalcopyrite and its oxides are noted around the edges of the deposit which is not an uncommon feature noted at similar type deposits in the area. Figure 7 highlights the various rock types exposed at the Calvert Mine open pit location.

Mineralogy varies from low to high temperature assemblages with higher temperature garnet-epidote- pyroxene minerals located towards the center of the deposit which grades outward to low temperature garnet epidote chlorite. High temperature assemblages are recognizable by the deep red to brown garnets, while the lower temperature assemblages are identified by the green variety.

The various ore types hosting Scheelite mineralization described at the Calvert Mine site are as follows:

Garnet-Epidote: Consists of mainly garnet and epidote with a distinctive brown and green coloration with minor associated sulphides. Generally rich in Scheelite.

Chlorite-Magnetite: Consists almost entirely of chlorite and magnetite. Generally rich in Scheelite and more common to the upper limits of the ore zone.

Quartz-Scheelite: Veins of quartz hosting large crystals of Scheelite > 2 inches in size. The walls of the quartz veins are typically rich in crystalline epidote. Not prevalent in the upper portions of the ore zone.

Chlorite-Scheelite: Veins consisting entirely of chlorite and disseminated crystals of Scheelite.

Quartz Monzonite: Both altered and unaltered quartz monzonite is mineralized with Scheelite to the extent it is commercial ore

The occurrence of cassiterite, wolframite and beryl within the deposit attests to its deep seated origin.


CALVERT THRUST
FOOLHEN THRUST
B
A'
B'
Calvert Mine
Quaternary
Aluvium
Tertiary - Late Cretaceous
Foolhen Tonalite
Bryant Granite
Andesite Dikes
Cretaceous
Kootenai Fm.-Interbedded mudstone, siltstone and limestone
Triassic - Jurassic
Dinwoody-Morrison Fm.- Thin bedded limestone, siltstone and shale
Permian
Phosphoria Fm.-Interbedded mudstone, siltstone and limestone
Pennsylvannian
Quadrant Fm.-Mixed quartzitic sandstone and quartzite
Mississippian
Amsden Fm. - Limestone, sandstone and siltstone
PreCambrian Belt SuperGroup
Unit 3 - Quartzites
Unit 2 - Quartzofeldspathic gneisses
PreCambrian
Paragneiss
Fault
Thrust Fault
Anticline
Claim Boundary
Zone of Interest
Calvert Area Geology
Modified from Truckle 1988

Figure 6: Calvert Area Geology.

Figure 7: Rock types in the immediate Calvert Mine Area.

Quadrant quartzite unit which overlies the Amsden Limestone horizon.	
Amsden Limestone – relatively fresh	
Amsden Limestone –brecciated. Sample located on outer edges of mineralized zone	
Amsden Limestone – Close to the mineralized zone.	

Lower temperature calc- silicate (tactite or Skarn) exhibiting a brecciated texture. Chloritic with local patches of Garnet-Pyroxene-epidote skarn	
Lower to medium temperature calc- silicate (tactite or Skarn), brecciated, originally Amsden limestone. Heavy epidote with green garnets and some minor chlorite. Lamping indicates the presence of scheelite.	
Higher temperature calc- silicate (tactite or Skarn), brecciated, originally Amsden limestone. Red to brown garnet-pyroxene-epidote skarn. Lamping indicates high grade scheelite is also present in the sample	
Typical Late Cretaceous Granitic intrusive at the Calvert Mine exhibiting quartz veining. Very fine grained molybdenum and magnetite was observed along the edge of the quartz vein.	

ENVIRONMENTAL EVALUATION

An evaluation of the Calvert Open Pit was completed by the Department of Geological Engineering, Montana Tech in March 2013. The main purpose of this study was the characterization of the geology, geochemistry and water balance of the Calvert Open Pit water. In addition to the pit water analysis, water samples were collected from two seepages at the toe of the waste-rock pile along with samples of Calvert Creek upstream and downstream from the mine area.

The findings of the study state the Calvert pit lake is a good example of a lake formed by flooding of a metal mine that has excellent water quality. The lack of acid drainage is explained by the low concentration of sulphide minerals and the presence of carbonate minerals in the walls of the mine and in the adjacent waste rock pile. The lake has a near neutral pH, exceptional clarity, and extremely low concentrations of nutrients, sulfate, and most metals, including tungsten. The main output of water from the lake is groundwater leakage, and some of this leakage permeates through a nearby waste rock pile into a receiving headwater stream. The report states the seepage has neutral pH and low metal concentrations, and poses no threats to the environment. The chemistry of Calvert Creek below the mine site passed all water quality criteria. Overall, the Calvert lake is a good example of a pit lake formed from metal mining that has excellent water quality resulting from its favorable geology and hydrology. A copy of the report entitled "Geochemistry, Water Balance, and Stable Isotopes of a Clean Pit Lake at an Abandoned Tungsten Mine, Montana, USA" is provided under Appendix D.

RECOMMENDATIONS

In the past, exploration programs were directed towards the development of the Calvert Mine deposit with little work being completed outside of the main mineralized zone. A small portion of this work evaluated the projected extension of the Calvert Mine ore zone to depth and this has resulted in a proven and possible reserve. The characteristics of the Calvert Mine mineralization will aid future exploration programs towards the development of additional reserves both along strike and down plunge. The association of magnetite with scheelite mineralization and the density of the Tactite body may be amenable to geophysical survey methods for tracing the tactite body along strike and to depth. The association between the Amsden limestone formation and the Late Cretaceous intrusive defines a corridor for prospective mineralization and well focused exploration campaigns. Mineral and metal zoning patterns may prove useful in directing exploration efforts toward zones of higher grade mineralization.

Future exploration efforts should be directed towards verifying the historical insitu reserves and their potential extension to depth and down plunge to the east. A regional exploration program along the potential contact horizon of the Amsden Formation with the Late Cretaceous intrusives will evaluate the potential for discovering additional reserves along strike.

Resource and Reserve Definition

Confirmation of the historical reserves and mineralized intercepts identified by the 1966/1967 and 1971 exploration drill programs is considered most important towards developing confidence in the historical resource calculations. Initially a series of well placed diamond drill holes should be located on the perimeter of the flooded open pit designed to evaluate the historical reserves at depth below the base of the open pit and its plunging extension to the southeast. Based on positive results, a definition drill program should be designed to outline ore blocks, building on reserves. This work would eventually require the dewatering of the open pit. The findings of a study on the water quality of the Calvert pit concluded the water quality is excellent and poses no threat to the environment downstream.

Early in the initial exploration drill program it is further recommended a magnetometer and VLF-EM orientation geophysical survey be completed over the Calvert Mine site and further to the southeast along the trace of the projected plunge of the mineralized horizon. This survey would characterize the magnetic signature of the Calvert Mine deposit and potential signature of the mineralized horizon which would then be utilized in locating other signatures of similar character along the favorable Amsden Horizon for drill testing. Magnetic and VLF-EM systems are today packaged in the same box and therefore measurements can be obtained at the same time as the magnetic survey. The VLF-EM survey would be useful in identifying structure and aid in the interpretation of the magnetic data. A program of geological mapping, prospecting and outcrop sampling is further recommended around the mine site proper followed by a broader property wide program along the favorable Amsden Formation and bounding Cretaceous aged Foolhen Intrusives.

CERTIFICATE OF QUALIFICATIONS

I, Richard (Rick) T. Kemp, do hereby certify that:

1. I reside at 2769 William Ave, North Vancouver, British Columbia, Canada, V7K 1Z4.

2. I am a graduate from Lakehead University, Thunder Bay, Ontario with a B.Sc Geology degree (1981), and I have practiced my profession continuously since that time.

3. I am a member of the Association of Professional Engineers and Geoscientists of BC.

4. I have practiced my profession as a geologist for 31 years being employed by Noranda Exploration Company Limited (N.P.L.), Hemlo Gold Mines Inc and Atna Resources Ltd. As an independent geological consultant my services have been provided to Golden Knight Resources Inc, Silver Standard Resources Limited, Hunter Dickinson Inc and Rockwell Ventures Inc, Miramar Hope Bay Joint Venture Inc, bc Metals Corporation, Selkirk Metals Corp and Bard Ventures Ltd.

5. I have experience with various mineral deposit types and the preparation of technical reports.

6. I am responsible for authoring the Guide 7 report entitled Geological Report on the Calvert Mine Tungsten Property, Beaverhead County, Montana, USA, having an effective date of March 20, 2013.

7. I am not aware of any material fact or material change with respect to the subject matter of the Geological Report that is not reflected in the Geological Report.

8. I am independent of the issuer (US Tungsten Corp.) and there were no circumstances that were or could be seen to interfere with my judgment in preparing the Geological Report.

9. I have read the United States Securities and Exchange Commission outline for Guide 7 disclosure regarding the Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations and this Geological Report has been prepared in compliance with these guidelines.

10. I consent to the filing of the Geological Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Geological Report.

Dated in Vancouver, British Columbia, this ___ day of ____, 2013
"Richard (Rick) T. Kemp"

(Signed and Sealed)
Richard (Rick) T. Kemp, P.Geo. (Licence #20446)

BIBLIOGRAPHY

Aro, David E., 1966. Evaluation of the Calvert Mine, Beaverhead County , Montana, Private report for Beaverhead Development Ventures and Minerals Engineering Company.

Berger, B.R., Snee, L.W., and Hanna, William, 1983, Mineral resource potential of the West Pioneer wilderness study area, Beaverhead County, Montana: U.S. Geological Survey Miscellaneous Field Studies Map MF-1585, scale 1:50,000.

Ebbley, Norman E. 1966. Review of Various Methods of Developing the Calvert Mine Tungsten Deposit, Montana. Private report for Minerals Engineering Co.

Fraser, G.D., and Waldrop, H.A., 1972, Geologic map of the Wise River quadrangle, Montana: U.S. Geological Survey Geologic Quadrangle Map GQ-988, scale 1:24,000.

Lewis, S.E., 1990, Geologic map of the Dickie Peak quadrangle, Montana: Montana Bureau of Mines and Geology Geologic Map GM-51, scale 1:24,000.

Northern Miner Press, 1972. American Mines Handbook 1971-1972.

Pearson, R.C., and Zen, E-An, 1985, Geologic map of the eastern Pioneer Mountains, Beaverhead County, Montana: U.S. Geological Survey Miscellaneous Field Studies Map MF-1806-A, scale 1:50,000.

Ruppel, E.T., 1993, Cenozoic tectonic evolution of southwest Montana and east-central Idaho: Montana Bureau of Mines and Geology Memoir M 65, 62 p.

Ruppel, E.T., O'Neill, J.M., and Lopez, D.A., 1993, Geologic map of the Dillon 10 x 20 quadrangle, Idaho and Montana: U.S. Geological Survey Miscellaneous Investigations Series Map I-1803-H, scale 1:250,000.

Truckle, Daniel M., 1988. Geology of the Calvert Hill Area, Beaverhead County, Montana. Butte, Montans Tech, M. S. thesis, 94 p., map scale 1:24,000.

APPENDIX A

LIST OF CLAIMS

Serial Number	Mer Twn Rng Sec Quad	Claim Name	Claimant(s)	Status	Registration Date	Last Assmt
MMC214973	20 0010N 0130W 012 SE	CALVERT	ANTONIOLI PAUL	ACTIVE	03/07/2006	2013
MMC222298	20 0010N 0130W 012 SE	CALVERT 2	ANTONIOLI PAUL	ACTIVE	09/11/2009	2013
MMC222299	20 0010N 0120W 007 NW,SW	CALVERT 3	ANTONIOLI PAUL	ACTIVE	09/11/2009	2013
MMC222299	20 0010N 0130W 012 NE,SE	CALVERT 3	ANTONIOLI PAUL	ACTIVE	09/11/2009	2013
MMC227498	20 0010N 0130W 012 NW	MB 1	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227499	20 0010N 0130W 012 NW	MB 2	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227500	20 0010N 0130W 012 NW	MB 3	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227501	20 0010N 0130W 012 NW	MB 4	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227502	20 0010N 0130W 012 NW,SW	MB 5	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227503	20 0010N 0130W 012 SW	MB 6	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227504	20 0010N 0130W 012 SW	MB 7	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227505	20 0010N 0130W 012 SW	MB 8	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227506	20 0010N 0130W 012 SW	MB 9	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227507	20 0010N 0130W 012 NW,SW	MB 10	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227508	20 0010N 0130W 012 NW	MB 11	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227509	20 0010N 0130W 012 NW	MB 15	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227510	20 0010N 0130W 012 NW	MB 16	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227511	20 0010N 0130W 012 NW	MB 17	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227512	20 0010N 0130W 012 NW	MB 18	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227513	20 0010N 0130W 012 NE,NW,SW,SE	MB 19	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227514	20 0010N 0130W 012 SW,SE	MB 20	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227515	20 0010N 0130W 012 SW,SE	MB 21	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227516	20 0010N 0130W 012 SW,SE	MB 22	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227517	20 0010N 0130W 012 SW,SE	MB 23	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227518	20 0010N 0130W 012 SW,SE	MB 24	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227518	20 0010N 0130W 013 NE,NW	MB 24	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227519	20 0010N 0130W 013 NE,NW	MB 25	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227520	20 0010N 0130W 013 NE,NW	MB 26	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227521	20 0010N 0130W 012 NE	MB 29	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227522	20 0010N 0130W 012 NE	MB 30	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227523	20 0010N 0130W 012 NE	MB 31	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227524	20 0010N 0130W 012 NE	MB 32	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227525	20 0010N 0130W 012 NE,SE	MB 33	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227526	20 0010N 0130W 012 SE	MB 34	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227527	20 0010N 0130W 012 SE	MB 35	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227528	20 0010N 0130W 012 SE	MB 36	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227529	20 0010N 0130W 012 SE	MB 37	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227530	20 0010N 0130W 012 SE	MB 38	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227530	20 0010N 0130W 013 NE	MB 38	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227531	20 0010N 0130W 013 NE	MB 39	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227532	20 0010N 0130W 013 NE	MB 40	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227533	20 0010N 0130W 013 NE,SE	MB 41	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227534	20 0010N 0120W 007 NW	MB 50	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227534	20 0010N 0130W 012 NE	MB 50	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227535	20 0010N 0120W 007 NW,SW	MB 51	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227535	20 0010N 0130W 012 NE,SE	MB 51	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227536	20 0010N 0120W 007 SW	MB 52	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227536	20 0010N 0130W 012 SE	MB 52	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227537	20 0010N 0120W 007 SW	MB 53	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227537	20 0010N 0130W 012 SE	MB 53	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227538	20 0010N 0120W 007 SW	MB 54	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227538	20 0010N 0130W 012 SE	MB 54	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227539	20 0010N 0120W 007 SW	MB 55	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227539	20 0010N 0120W 018 NW	MB 55	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227539	20 0010N 0130W 012 SE	MB 55	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227539	20 0010N 0130W 013 NE	MB 55	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227540	20 0010N 0120W 007 SW	MB 56	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227540	20 0010N 0120W 018 NW	MB 56	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227540	20 0010N 0130W 012 SE	MB 56	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227540	20 0010N 0130W 013 NE	MB 56	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227541	20 0010N 0120W 018 NW	MB 57	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227541	20 0010N 0130W 013 NE	MB 57	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227542	20 0010N 0120W 018 NW	MB 58	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227542	20 0010N 0130W 013 NE	MB 58	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227543	20 0010N 0120W 018 NW,SW	MB 59	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227543	20 0010N 0130W 013 NE,SE	MB 59	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227544	20 0010N 0120W 018 NW,SW	MB 60	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227544	20 0010N 0130W 013 NE,SE	MB 60	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227545	20 0010N 0120W 007 NW	MB 68	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013

Serial Number	Mer Twn Rng Sec Quad	Claim Name	Claimant(s)	Status	Registration Date	Last Assmt
MMC227545	20 0010N 0130W 012 NE	MB 68	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227546	20 0010N 0120W 007 NW,SW	MB 69	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227547	20 0010N 0120W 007 NW,SW	MB 70	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227548	20 0010N 0120W 007 NW,SW	MB 71	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227549	20 0010N 0120W 007 NW,SW	MB 72	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227550	20 0010N 0120W 007 SW	MB 73	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227551	20 0010N 0120W 007 SW	MB 74	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227551	20 0010N 0120W 018 NW	MB 74	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227552	20 0010N 0120W 018 NW	MB 75	US TUNGSTEN CORP	ACTIVE	09/21/2012	2013
MMC227553	20 0010N 0120W 018 NW	MB 76	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227554	20 0010N 0120W 018 NW,SW	MB 77	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227555	20 0010N 0120W 018 NW,SW	MB 78	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227556	20 0010N 0120W 018 SW	MB 79	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227557	20 0010N 0130W 002 SE	MB 84	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227558	20 0010N 0130W 002 SE	MB 85	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227559	20 0010N 0130W 002 SE	MB 86	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227560	20 0010N 0130W 002 SE	MB 87	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227561	20 0010N 0120W 018 SW,SE	MB 88	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013
MMC227562	20 0010N 0120W 018 SW,SE	MB 89	US TUNGSTEN CORP	ACTIVE	09/25/2012	2013

* Note: There are several claims that straddle the boundary between township 12 and 13. They are registered as 1 claim, but for the purpose of disclosure they are presented seperately.

APPENDIX B

REPORT AND SECTIONS FROM

1967 RESOURCE CALCULATION

REVIEW OF VARIOUS METHODS OF DEVELOPING THE CALVERT MINE TUNGSTEN DEPOSIT, MONTANA

-Prepared for-

MINERALS ENGINEERING CO.
Grand Junction, Colo.

December 8, 1967

Norman E. Ebbley
Mining Geologist

REVIEW OF VARIOUS METHODS OF
DEVELOPING THE CALVERT MINE

SUMMARY

The Calvert Mine is to be reactivated by open pit mining methods, and if further drilling proves ore at greater depths than known today, this ore would probably be developed and mined through a vertical shaft.

A review of available reports, combined with an examination of the Calvert Mine, has indicated the advisability of a surface tram installation to mine available ore reserves by open pit method down to at least the 6,990-foot elevation.

This method of developing the open pit ore has been selected for two principal reasons: the time required to meet production schedules, and the overall saving in development cost.

It is recommended to abandon the present tunnel, and not to consider any other type of underground development until further drilling from the pit bottom, at about the 7,000-foot elevation, has been accomplished.

After this drilling program is completed and the results analyzed a decision should be made at that time to either: sink a shaft from the surface; extend the surface tram as an underground incline; or to extend the surface tram below the 6,990-foot elevation and mine as much ore from the open pit as is practical from standpoints of safety and economics.

Based on 47,500 tons of ore above 6,990-foot elevation:

	Cu. Yds. Waste	Total Cost	Cost/Ton Ore	Time Req'd.
Spiral Stripping	33,300	$74,928	$3.08	6 to 8 mo.
Surface Tram	600	18,182*	0.38	1 mo.

* not a total cost, does not include mining cost.

DISCUSSION OF PROPOSED DEVELOPMENT TUNNEL

The development tunnel now driven a distance of 225 feet was designed to serve three main purposes: (1) provide access to the area below the presently known ore zone for further drilling endeavoring to extend the ore to greater depth. Drilling from this area would permit horizontal and low angle holes, which would be more effective than vertical and steep angle holes by crosscutting possible feeder veins which may exist below the 6,945-foot elevation; (2) permit underground development headings to be driven on exposed veins and mineralized zones, as well as to ore found by the drilling, and; (3) provide a haulage level to transport any ore found above the tunnel level.

Unfortunately the tunnel portal was located in an area which later proved to be an unstable slump area, and the formations encountered so far consist of blocky and fractured quartz-monzonite with many mud-filled fractures and seams. Surface overburden, evidently in an area of springs, presents a difficult problem in securing the area around the portal. There is little evidence to suggest that heavy ground will not continue for a considerable, but unknown, distance. The condition of the closely spaced timber supports, many of which are already taking weight and splitting, foreshadows the probability of a continuing maintenance problem resulting in costly maintenance as well as costly delays interrupting ore haulage. The rock conditions should, however, be more favorable for tunneling near the pit area and at greater depth.

Major development projects of this type are usually best carried out under contract rather than under company account unless the company has other current operations from which it can draw experienced and dependable personnel. There are several reputable contracting firms in the intermountain area that specialize in this type of mine development. A

list of these firms is given in Appendix I. The writer has had considerable experience in this type of tunnel contracting and it is his considered opinion that any of these firms bidding to extend the present tunnel the necessary 1,000 feet to completion would submit bids of from $125 to $150 per foot. In some cases the bid per foot may be much less than the above figures, but these bids would undoubtedly contain clauses allowing direct costs, plus 5 to 10%, for so-called heavy or bad ground requiring other than normal timber sets, resulting in an overall cost equal to the above figures. In other words we may be considering a completion cost of from $125,000 to $150,000 plus an undetermined maintenance cost. It should be mentioned that under normal conditions in good ground, requiring less than 10 to 15% support throughout the length, the original estimate of $50 per foot is not out of line.

Although the tunnel, as designed, would in fact serve the three purposes mentioned previously, it could not be considered as a development project to facilitate extraction of ore below the tunnel level, for in this case an underground shaft or winze would have to be sunk. In fact, if an appreciable tonnage of ore was found to exist below the tunnel level, and even though the tunnel was completed, it would probably be advisable to abandon the tunnel and sink from the surface, considering the advantages inherent to a surface shaft in comparison to the combination of a tunnel and underground shaft. Please refer to the discussion of a surface shaft.

Resume:

1. Completion of tunnel may cost $125 to $150 per foot.
2. Maintenance cost may be high.
3. Ore hauling delays may occur due to maintenance.
4. Tunnel would serve for the three purposes previously discussed.

5. Tunnel would not develop ore below the 6,905-foot elevation.

6. Time required is estimated at seven months.

Recommendations:

It is strongly recommended that the tunnel be discontinued.

DISCUSSION OF SHAFT FROM SURFACE

If sufficient additional ore is found by drilling from the pit floor when it nears the 6,990 horizon there is a possibility that a surface circular shaft should be considered. This shaft, the collar of which would be located in the vicinity of coordinates 9,950 E. and 49,640 N., would be 170 feet deep to the first level at the 6,925-foot elevation, with a 30-foot sump below the level. The shaft, with a 200-foot crosscut, would provide access to the same area and serve the same purposes outlined under the tunnel discussion.

Also, if ore of commercial value was found at deeper elevations by further drilling, the shaft could be deepened as required without interrupting mine production. The shaft should be sunk under contract, with the company furnishing all permanent hardware and shaft materials.

In this particular type of rock it is suggested that Armco liner plate rings be installed from the surface, bolted solid, ring-to-ring. If more homogeneous rock is encountered at depth, the 18-inch wide rings could be spaced and cemented on 6-foot centers using 3-foot lagging between the rings. Considering the relatively low tonnage involved, it is suggested the liner rings would have an 84-inch outside diameter and be of 10-gauge iron. Refer to Exhibit 1 for partial details on the circular shaft.

The cost of these rings would be $45 per vertical foot f.o.b. Butte, Montana. The rings are easy and fast to install and compare favorably cost-wise with timber sets. A two-compartment timbered shaft (two 4' x 5' compartments using 12 x 12 timbers and 3-inch lagging in relatively heavy ground) costs, installed, from $225 to $250 per 5-foot set, or approximately $47.50 per vertical foot. As an added precaution in

waste dilution. Slusher drifts drawing from the bottom of each pair of mill holes would load directly into side-dump mine cars, which in turn would empty into two slusher troughs. A 2-ton measuring box, covered by a grizzly, would be filled from the slusher troughs and would discharge into the skip. The slusher operator would activate the measuring box discharge gate, operated by an air cylinder, by the use of a four-way air valve located at the station. By the time the loaded skip made a round trip to the surface and back, the measuring box would again be filled. The two slusher troughs provide leeway in handling both ore and waste if required.

In the event drilling proves commercial ore at a greater depth below the 6,945 elevation and possibly establishes the existence of a relatively narrow feeder vein (or veins), some other method of mining would have to be considered, such as shrinkage stoping, "stull and headboard" open stoping, or possibly cut-and-fill methods. Any sublevel stoping system would, of course, apply only to larger and wider ore zones.

Underground development and mining costs from previous engineering reports have been estimated from $14.50 per ton to $15.30 per ton for the mining of 47,500 tons below the 6,990-foot elevation. It is impossible, using standard engineering principles, to arrive at a plausible tonnage figure due to the paucity of drill holes in ore below this elevation and the complete lack of mineralization in holes below the 6,945 elevation. Disregarding past mining history, because this was primarily in the upper "stockwork" zone, and confining the ore limits below the 6,990 elevation to conform with the drill hole ore intercepts, the writer estimates only 25,000-odd tons of ore in this area. If this in fact later proves to be correct, then the cost of developing this tonnage of ore by the shaft method would be approximately $3.12 per ton. Mining and extraction costs

would be low with the method outlined above, estimated at only $8 per ton, or a total cost of $11.12 overall. On the basis of 47,500 tons below the 6,990 elevation, the total cost would only be $9.64 per ton.

Resume:

1. Shaft development is probably advisable only if additional ore is found below the 6,945-foot elevation. The decision will depend upon drilling results from the bottom of the pit.
2. Contract operation, company furnishing all shaft hardware.
3. Time required to complete - 3 months.
4. Cost of 200-foot shaft, plus shaft hardware - $46,000.
5. Total cost of shaft, headframe, etc., underground development and required additional equipment - $78,000.
6. Total cost of shaft development reflected on mining 47,500 tons, below 6,990-foot elevation - $1.64 per ton of ore.
7. Total cost of shaft development reflected on mining 25,000 tons, below 6,990-foot elevation - $3.12 per ton of ore.

Recommendations:

After the present open pit reaches approximately the 7,000-foot elevation, further drilling should be completed from the pit bottom endeavoring to extend the orebody below the 6,945-foot horizon. This drilling could be carried out simultaneously with the mining of the last 10 to 15 feet of ore above the 6,990-foot elevation. Depending upon the results of the drilling program and the amount of new ore found, a decision at this time would be made to either carry out the shaft program or to extend the surface tram as an

underground incline 90 feet to reach the same elevation of 6,925 feet. Extending the surface tram as an underground incline would probably cost $100 per foot.

It is questionable if the estimated 1,500 feet of drilling will be sufficient to determine the amount and grade of possible ore below the 6,945-foot horizon. If the results of this amount of drilling, representing perhaps 15 vertical and steep angle holes, are encouraging but inconclusive, it may warrant extending the incline 90 feet on the 45° slope and drill another 10 to 15 angle and flat holes from this horizon.

DISCUSSION OF THE PROPOSED SPIRAL BERM STRIPPING METHOD

Present proposals are to develop the orebody by stripping sufficient waste so that mining can be carried on by open pit methods down to the 6,990-foot level, a vertical distance of 50 feet below the present pit bottom. A review of the proposals indicate a failure to outline the time element involved, specifically in connection with the proposed mill schedule.

The proposed spiral berm that would be used as a road-way would be approximately 1,250 feet long (from the top to the 6,990 level), and would necessitate cutting face heights of from 5 to 50 feet to maintain an 8% to 10% grade. Operating from a 20-foot wide berm, the high cuts would present difficult problems in drilling, blasting and mucking and maintaining the proposed 70° slopes. The overall average height of the face would probably be from 25 to 30 feet. As the greater heights could not, from a practical standpoint, be mined as one cut, it would be necessary in these areas to lower the berm to its final grade in two or three steps. Also it is questionable if large power shovels could be utilized because of the narrow width of the road-way. Provision would have to be made at intervals for truck passes and turn-arounds at an estimated additional cost of $3,000.

As the 20-foot wide road-way would have to be started at the top and carried progressively downward, it would mean mining one face only, probably requiring from 6 to 8 months' time.

The stripping volume estimated in the Hazen Report, determined by planimetering horizontal sections on 10-foot intervals, was given at 33,300 cubic yards, or 89,910 tons. The writer, in calculating the stripping volume of waste by utilizing vertical sections north-south and east-west (from maps of the present pit contours and the proposed design of pit outline to

6,990-foot elevation), and averaging the areas arrived at a total of approximately 40,000 cubic yards, or 108,000 tons.

Because of the time element involved and the above-mentioned restrictions imposed in carrying the final road-way spiral to the 6,990-foot level, it is estimated that stripping costs would be $2.16 per cubic yard of waste. Using the Hazen Report estimate of 47,500 tons of ore above the 6,990-foot level and the figure of 33,300 cubic yards of waste, the cost of stripping waste would reflect a cost of $1.58 per ton of open pit ore. The mining cost (ore and waste) plus haulage out of the pit is estimated at $1.50 per ton, or a total of $3.08 per ton of open pit ore.

Resume:

1. Contract operation, no additional equipment cost to company.
2. Tons of ore above 6,990-foot level - 47,500.
3. Stripping cost, 33,300 cubic yards - $71,928 + $3,000 = $74,928.
4. Probable time required - 6 to 8 months.
5. Cost per ton of ore to 6,990-foot level - $3.08.
6. Optimum time to start - mid-March, 1968.

Recommendation:

Although this method of stripping is entirely feasible and is standard procedure in developing an open pit mine, the time element precludes this type of development, as full-scale mining could not begin before the fall of 1968. Production must begin by mid-June to meet the proposed mill schedule.

DISCUSSION OF SURFACE TRAM DEVELOPMENT

In lieu of the proposed waste stripping program as outlined in previous reports and as detailed on the tracing "Proposed Design of Pit Outline to 6,990-Foot Elevation" it is suggested that consideration be given to the installation of a surface tram to effect the same result, ie. mining the top 50 feet of ore to the 6,990-foot elevation.

The surface tram, as illustrated on Exhibit 2, would start from the northeast rim on a bearing of S. 30° E. in line with Hole D-90. The first 100 feet from the rim would have a grade of 22°, the next 140 feet to berm 7,064-foot elevation a grade of 37°, and from this point to the 6,990-foot elevation a grade of 45°. In the event mining indicated the advisability of a steeper slope the tram could be safely steepened to 60°. From berm 7,064-foot elevation the excavation necessary to extend the surface tram downward should be in ore. From this point downward the extension of the surface tram would be carried in steps to conform with the lowering of the open pit - probably 10 feet or so at a time. Pit mining would be as usual, with the front end loaders dumping directly into the tram skip which would be designed to correspond to the buckets on the loaders.

Several other locations for a surface tram were considered, but in each case the terrain was either unfavorable or the direction of the tram line did not correspond to the efficient development of the orebody, as illustrated in Exhibit 3. Before plans for the proposed surface tram are finalized, a survey should be made of the tram line with the view in mind of possibly shortening the distance. The possibility should be investigated of locating the hoist on berm elevation 7,122 at coordinates 9,950 E. and 50,040 N. By widening the road-way directly below this point, the elevated dumping arrangement could be constructed so that the skip would

dump on this road-way. This installation, if feasible, would shorten the tram by 100 feet but probably would not reduce the cost appreciably because of work required to widen the road-way.

In excavating for the surface tram the work could start at the lower bench, 7,064-foot elevation, and work progressively upward, utilizing a medium size slusher and pulling all waste (or ore as the case may be) downward to the lower bench where it would be loaded into trucks with a front end loader. An alternative method would be to start at the top and cut each bench separately, moving slusher, drills, trucks, etc. from berm to berm. Either method is workable and the cost should be comparable, although the second method would have the advantage of permitting progressive track laying from the top as the cuts extended downward.

The base of the cuts would be 10 feet wide and the sides sloped to a 45° angle. Maximum tram slope to reach the bottom bench is 37°, permitting safe footing for workmen in grooming the bottom and sides of the cuts and for laying ties and track. A total of only 1,600 tons, or 600 cubic yards of material will have to be excavated, some of which may be ore. The necessary excavation can be completed and the tram installed in a month's time. Cost per cubic yard of material removed is estimated at $2.50.

<u>Estimated Cost-Surface Tram</u>

Labor	$3,500	
Rail, angle bars, spikes, etc. (available)	-	30" rail @ mine
6" x 6" x 6' ties, 4' spacing to 6,990' elevation	1,600	
Rail gauge straps, 20 @ $5.00 each	100	
Roof bolts, or similar, to secure track	100	

Estimated Cost-Surface Tram (Cont'd.)

Supplies: drill steel, bits, explosives, cable, cable rollers, fuel, bell system, and trucks and loader depreciation	$ 800
	$6,100*

Estimated Equipment Cost

Hoist, used 85HP, 265'/min., used**	$3,000
Skip, 3-ton capacity, new	2,211
Dumping structure w/sheeve, new	3,246
Diesel-generator, used, 135-150KW	5,500
Hoist and generator house	1,000
Road work, upper end	1,000
Freight on equipment, estimated	1,000
	$14,257

The complete cycle of loading the skip, hoisting, dumping, and lowering would take approximately four minutes as an average, providing there was no delay waiting for the front end loaders when the skip reached the bottom. During a 7-hour operating period the surface tram would be capable of hoisting in excess of 300 tons, at a direct operating cost of about 12 cents per ton.

Using a depreciation factor of 25% for the hoist and generating units, the total installation and equipment cost would reflect a cost of $0.38 per ton of ore for 47,500 tons above the 6,990-foot elevation.

---

* Cost may be lowered by 25% to 30% by shortening surface tram line.

** This hoist is capable of hoisting a total load of 5 tons up a 45° incline at 265 feet per minute.

Present plans are to use an elevated steel dumping structure at the top of the surface ramp, the skip dumping automatically on the ground. A 15-foot high clearance under the skip in dumping position would provide for a stockpile of 400 tons of ore. A 10-foot clearance would provide for 120 tons. Trucks will be loaded by a front end loader at a cost of about 10 cents per ton. Before final plans are made consideration should be given to the use of a 30-ton steel ore bin which would load directly into the trucks. If a total of 50,000 tons of ore is eventually transported by the surface tram, a saving of $5,000 would be realized by eliminating the front end loader. A steel bin of this type with a suitable discharge gate, capable of handling boulders up to two feet in diameter, would probably cost, installed, about $3,500.

From a study of the drill hole ore intercepts it appears that 90-95% of the commercial ore existing between the present pit floor and the 6,990-foot elevation can be mined by maintaining pit slopes of 60° on the south, and much less on the east and west sides of the pit. If the proposed drilling program completely fails to locate additional ore below the 6,945-foot elevation, a large percentage of the present ore below the 6,990-foot horizon could probably be mined and extracted by extending the surface tram below the 6,990-foot elevation. This possibility, of course, depends on the economic factors involved - whether or not it would pay to try and extract 100% of the ore reserves, if the last 10% to 20% would cost more to develop and mine than the value received.

Resume:

1. Small amount of waste removal - 1,600 tons.
2. Low installation cost - $6,100.
3. Relatively low cost of additional equipment required - $14,257

Resume (Cont'd.)

4. Tram capacity adequate - 300 Tons/7 hrs.
5. Installation time nominal - 30 days.
6. Operating cost low - 12 cents/ton.
7. Could be extended as underground incline.
8. Cost per ton of ore to 6,990-foot level - $0.38.
9. Optimimum time to start, first of April, 1968.

Recommendations:

It is suggested that the installation of a surface tram is far less expensive than continuing the spiral stripping method, and is the only system of development that could possibly produce the ore required to meet the proposed mill schedule.


"A"
"B"
125,100 tons @ 1.10
= 137,610 units
"C"
"D"
218,000 tons
Possible
239,800 units
Mined Out
Ore Shoot as projected
ore outlined
Tonnage factor = 1,282 Tons per foot of vertical depth
Ore developed to this depth by diamond drilling





D4
D5
W43
W23
D20
D85
D81





Ted AA - AA'
desig.
W145
D81
D82
W29


D43
D7
D44
D22
D76A
W70
D12
D82
D81
D3
D4
DK
N.S.




CALVERT PIT
SECTION G-G'
N34°E
Tactite
Limestone
Granite
7100' Elev.
W 3
W 42
W 38
D17
N.S.
W 23
W152
W110
D7-A
1.09% WO3
0.17% WO3
0.85% WO3
1.80% WO3
Nil
0.20% WO3




ORE
WASTE
POSSIBLE PIT
CALVERT TUNGSTEN PROPERTY
BENCH 7075-7050
1"=50'


WASTE
20,000 T
N 50,000
N 48,700
Medians
FIGURE 4 PIT
CALVERT TUNGSTEN PROPERTY
BENCH 7000-7025
1"=50'
Granite
Limestone Skarn
D17
D20
D21
D43
D70
D71
D72
D73
D74
D75
D76A
W52
W151
W153
W154
W157
W161
W174



N50,000
N49,800
Median
o D16
o D70
o D71
o D20
o D152
o W174
o W170
o D76A
o D74
o D68A
o D77
o D44
o D21
o D45
Possible Pit
CALVERT TUNGSTEN PROPERTY
BEACH 6960, 7000
1" = 50'
Granite
Limestone-Tactite

APPENDIX C

REPORT AND SECTIONS FROM

1966 RESOURCE CALCULATION

EVALUATION

of the

CALVERT MINE

Beaverhead County, Montana

1966

David E. Aro
Consulting Mining Engineer
Salt Lake City, Utah

Summary

The Calvert Mine has had a history of extremely high grade tungsten ore and this evaluation program has confirmed the existence of additional reserves of ore which average 1.16 % W03. This reserve consists of 65,390 tons of proven ore and 60,000 tons of indicated and inferred ore for a total of 125,390 tons which contain approximately 145,000 units of tungsten.

This reserve is adequate to justify initiating a mining and milling operation on a 250 ton per day basis in conjunction with an underground development program. The planning should include consideration of the Company's other tungsten holdings not covered in this report.

The establishment of a milling and refining operation in the intermountain area would provide a market for other mining companies' ores and concentrates which are presently unmarketable and therefore not being mined. There have been several inquiries in this regard during the course of this evaluation program. This availability of custom milling and refining facilities would attract additional units of tungsten and would strengthen the Company's marketing position and ability to fulfill sales contracts.

Table of Contents

Introduction

This evaluation study of the Calvert Mine has been conducted at the direction of Mr. Blair Burwell on behalf of Beaverhead Development Ventures and Minerals Engineering Company.

The purpose of this study was to evaluate the existing ore reserves of the Calvert Mine in the light of current tungsten market conditions with the view of reactivating the mine. Although Minerals Engineering Company has other tungsten holdings, the Calvert Mine was selected for the initial study because of the impressive history of production of plus 1.0% ore from this property. The mine has produced 238,800 short ton units of tungsten from an ore zone only 170 feet below the original surface.

The field work started June 1, 1966 and was terminated on November 15, 1966 when winter weather conditions and the lack of road maintenance equipment ended the program. The field work consisted of dewatering the pit, diamond drilling, trenching and sampling. The engineering included logging of drill cores, sample preparation, surveying and the preparation of maps and cross sections.

Location

The Calvert Mine is located in Beaverhead County, Montana, in the northern end of the Pioneer Mountains at an elevation of 7200 feet. The entire area surrounding the mine is mountainous and heavily covered with timber (Photograph No. 1). The drainage is generally to the north where the smaller creeks join the Big Hole River. By legal land description the mine is in Section 12, Township 1 North, Range 13 West.

The mine is easily accessible, being only 8 miles from Montana Highway No. 43. During past production periods the ore was hauled from the mine in end-dump semi-trailer haulage units which experienced no difficulty in negotiating the road throughout the entire year.

Although the terrain at the mine is very steep there is an attractive location for a mill site only 1.5 miles from the mine in the Bryant Creek drainage. This mill site is large enough for a mill and the necessary tailings storage ponds and is adjacent to Bryant Creek which would be available for water supply. The slope at this site is nearly ideal for the design of a mill with gravity flow between circuits.

The mine area and the proposed mill site are within the Wise River Ranger District of the Beaverhead National Forest.

Brief History

The Calvert Mine was discovered in the spring of 1956 and consisted of only two located claims filed by the original discoverers. Minerals Engineering Company leased the mine, staked several additional claims, built the road into the area and had the property in production by the fall of that year. The mine was operated until September of 1957. The mine was reopened in 1960 and production resumed until early 1962. The total production from the mine is as follows:

Period	Tons Ore	Grade	Units Tungsten
1956-57	92,837	1.09%	101,192
1960-62	125,000	1.10%	137,610
Total	217,937	1.10%	238,802

It is significant that the initial diamond drilling on this property, done in the summer of 1956, indicated an ore grade of 1.20% W03 and that this ore, with normal mining dilution, was mined at a grade of 1.10% W03. This suitability of the ore to selective mining, even by open pit methods, has been considered in the evaluation of future ore reserves and in the

estimate of the eventual grade of the ore "as mined".

The irregularly shaped ore zone plunges downward in a southeast direction at an angle of approximately 55 degrees. This plunging ore zone was mined down to the 7040 elevation at the end of the last mining period, a vertical distance of 170 feet from the original outcrop elevation.

Geology

The orebody at the Calvert Mine occurs in a strongly faulted and brecciated zone in which the Meagher limestone (Cambrian) has been intruded by quartz monzonite from the Boulder batholith. This is not, however, a classic contact deposit such as Brown's Lake orebody in which the Boulder batholith came into contact with the Amsden (Pennsylvanian) limestone and replaced selectively the more favorable beds leaving the stratigraphic series relatively undisturbed. The Calvert orebody has the characteristics of an eruptive breccia, wherein the magma has erupted through the sediments along zones of weakness, or of a contact breccia wherein the breccia consists of fragments of both the wall rock and the intrusive which have, in cooling, become later brecciated and cemented together by the still fluid portions of the magma. It would be difficult to say which of these two types of breccia is represented here because of the faulting, some of which is post-mineral, and the indications of more than one period of mineralization by solutions of deep-seated origin. The orebody would probably best be described as a pyrometasomatic deposit since it occurs in the

limestone near the margins of the intrusive but is not restricted to the vicinity of the contacts. The temperature of deposition was high with the deposition of garnet and epidote closely followed by the scheelite, magnetite and cassiterite. Both cassiterite and wolframite have been identified but apparently occur only in trace amounts. Beryl crystals, which are usually of pegmatitic origin, have also been found in the ore zone.

Those portions of the orebody which are rich in scheelite differ in the nature of the mineral assemblage. These differences are probably due to different periods of mineralization rather than segregation or zoning within the orebody. In general, the ore types are;

<u>Garnet-Epidote</u> Consists mainly of garnet and epidote and shows the distinctive brown and green coloration. Some quartz and calcite are present along with minor sulfides. Generally rich in scheelite. Photographs No. 8, 10, 14.

<u>Chlorite-Magnetite</u> Consists almost entirely of chlorite and magnetite. Little evidence of other minerals. Generally rich in scheelite. This type of ore

was not prevalent in the upper ore zones.

Photographs No. 11, 13, 15, 16.

Quartz-Scheelite Veins of vitreous quartz containing large crystals of scheelite (+ 2-inch). Walls of veins rich in crystalline epidote. Not prevalent in upper ore zones.

Chlorite-Scheelite Veins consisting entirely of chlorite and disseminated crystals of scheelite. No other minerals in evidence.

Quartz Monzonite The quartz monzonite intrusive, both altered and unaltered, is mineralized with scheelite to the extent that it is commercial ore.

The occurrence of cassiterite, wolframite and beryl in this ore is further proof of the deep-seated origin of this orebody, and contradicts the position taken by some that this is a "roof pendant" type of orebody.

The Calvert orebody is complex in nature, structure and mineralization and does not lend itself to a simple geologic explanation of its origin.

Dewatering

At the start of the evaluation program, June 1966, the mine was completely filled with water to an elevation of 7100 feet, which is 70 feet above the bottom of the pit (Photographs No. 2, 3 and 4). At the 7100-foot elevation the water was overflowing through the dump and draining into Calvert Creek.

A 6-inch irrigation pump was purchased from a local rancher and was moved up to the mine to start dewatering the pit. As part of the pump purchase arrangement we had to buy 1800 feet of 5-inch aluminum irrigation pipe and 1500 feet of 6-inch pipe. The 6-inch pipe was needed for dewatering but the 5-inch was held for resale. Actually all of the dewatering equipment, pump and pipe can be resold at the purchase price to local ranchers since the purchase included all of the couplings, fittings and sprinkler heads. This will minimize the cost of the dewatering phase of this project.

The total amount of water to be removed was estimated to be 18,000,000 gallons. Because of this amount of water, and a delay in the delivery of the 6-inch pump, a 3-inch fire pump was used in conjunction with the 6-inch pump during the first week of dewatering. The 6-inch pump discharged approximately

1100 GPM against the initial low head and about 500 GPM at the bottom of the pit. The pumping was continued on a 24-hour basis starting on June 10. The pump was moved down the pit roads as the water receded and additional lengths of 6-inch pipe were added to the pump line as needed. The water was pumped down to the 7050 elevation by June 24 (Photographs No. 5 & 6). The water was left at this level to serve as a water supply for the diamond drilling program to eliminate the delays and problems of hauling water to the drill rig.

Periodic pumping was required during the summer to maintain the water at a low level. The water seepage into the pit probably did not exceed 10 GPM but most of the drill water returned to the sump. The water level could be maintained by pumping for a few hours every four or five days.

On November 4 the pump was removed from the pit and stored on the old shop slab. The pipe and fittings were stored at the ranch at the mouth of Bryant Creek.

Drilling Program

The drilling program had two major objectives. One was to extend laterally and at depth the ore zone in the bottom of the pit which had not been mined out during the last operating period. The other objective was to develop the medium grade ore which had been exposed on the surface to the north west of the pit boundary. This medium grade ore had been exposed during the time when large reserves of 1.0% ore were readily available or when at a later date market conditions required plus 1.0% ore. For these reasons, this medium grade ore occurrence was never developed.

The drilling that had been done in past years had all been vertical diamond drill holes or vertical wagon drill holes, with the exception of a few horizontal wagon drill holes in the pit walls near Hole D-1. Because of the steeply pitching trend of the ore and because of the need for leaving some water in the pit bottom it was decided to drill inclined holes so that steep extensions of the ore would not be paralleled and missed by the drill holes. A general plan for drilling was established initially and this was later altered as current information indicated the need.

The drilling consisted of 22 diamond drill holes (size BX), 3 of which were abandoned at shallow depths and redrilled.

The 19 completed holes amounted to 3318.5 feet of drilling which gave an average core recovery of 89.7%. The complete drill logs of all 22 holes are included in the Appendix of this report.

Of the 22 holes drilled, 12 holes intersected ore of commercial grade and 10 holes intersected low grade ore or waste. The holes in ore intersected thicknesses of ore which ranged from 0.8 feet to 55.0 feet. As an indication of the tenor of the ore, these ore horizons were averaged against the thickness of each horizon. This weighted average calculated out to 17.7 feet of ore containing 1.41% WO_3. This is a much higher grade average than was encountered in the first drilling of 1956. A similar summary of the first drilling of 1956 shows that of the first 13 holes drilled, 7 were in ore, 6 in waste, with an average ore intercept of 37.7 feet of ore containing 1.23% WO_3.

The diamond drilling was done under contact by the Mohawk Drilling Company of Grand Junction, Colorado for a contract price of $8.00 per foot. The drill rig is shown in the pit bottom in Photograph No. 7.

The 1966 drilling is indicated on the maps and cross sections accompanying this report and are numbered D-81 through D-99.

The initial planning for the diamond drilling called for a total of 5000 feet of drilling. The footage actually drilled amounted to 3318.5 feet. This lesser footage was the result of the unavailability of experienced drillers. The contractor attempted to maintain two shifts a day on the drill but he was unable to do this except for brief periods. This shortage of drillers is common to every drilling contractor that was contacted this summer, and will probably prevail next summer. Plans for future drilling should be formulated early enough in the year to assure availability of drillers and equipment.

Trenching

The trenching was confined to the area northwest of the pit where several outcrops have been noted in the past. The first trenches were made with the front-end loader which had been rented to move the pump during dewatering and to move the drill rig around the pit. The loader was limited to shallow trenches but these were useful in defining the boundaries of the outcrops in several instances.

When deeper trenches were needed to expose the unweathered rocks, a Caterpillar D-8 was rented with an operator. Two long trenches were cut across the area in a N 60 E direction, parallel to each other and about 100 feet apart. These trenches exposed zones of extremely altered quartz monzonite, some epidote rich quartz monzonite, and some scheelite rich tactite. The tactite was sampled by trench "D" which showed 42.0 feet of 1.29% ore. Drill hole D-98 was located by this trench. Some dozing was done near the edge of the pit where high grade ore was noted earlier in the pit wall trending to the north west. This ore was sampled in trenches "C" and "E" which gave results of 45.0 feet of 0.80% ore and 25.0 feet of 0.91% ore respectively. Farther to the northwest, and adjacent to hole

W-178, trench "A" indicated 20.0 feet of 0.96% ore. Lamping of an area exposed by trenching at hole D-54 indicated ore of an estimated grade of 0.70%. These surface samplings of high grade ore cannot be written off as alluvial material since the rock sampled was definitely in place, but it has been difficult to account for their location and grade and for the relationship of this ore to the geology of the area. Drilling at or near these trenches has shown ore to depths of 20 feet in places, but the drilling has not as yet given a clear explanation of the vein systems that account for the ore being there or of the continuity of the ore. Three of the 1966 holes drilled in this area did cut quartz-epidote veins, which are believed to be mineralizing channels, but no ore was cut at depth. Hole No. D-52, drilled in 1957, cut 5.5 feet of 1.24% ore at a depth of 40.5 feet below the surface. No clear pattern has yet been established to explain the association of the outcrop ore and the ore at depth. More field work should be done in this area to answer the questions that still remain.

Sampling

The bulk of the sampling work was done in connection with the diamond drill cores. This consisted of examining all the core as it was received from the drillers, logging the core as to lithological units, viewing them under ultra-violet light, and selecting the scheelite-bearing sections for assay. These sections were split; one-half saved for the core box and the other half crushed and pulverized for assaying. The pulverized core reject not sent in for assay was sent to Grand Junction for metallurgical testing to determine the eventual plant flow sheet. During the drilling program this handling of the core required the full time of one man and part of the working time of another.

Additional channel and chip samples were taken of the ore exposures in place in the pit walls and of the recoverable ore boulders in the pit bottom. While these samples are indicative of ore grade they are subject to wide variations due to the coarsely crystalline nature of this ore. Some of the scheelite crystals are as wide as the channels that were cut. Samples of 300 pounds or more would be more reliable but also present problems of collecting, handling, crushing and splitting in the field.

Ore Reserves

The data used in this determination of the ore reserves included all of the information from previous operating periods plus all the information gained during this year's work. Although there were a large number of holes drilled prior to 1962, most of these were relatively shallow and few of them extended into the present ore reserve.

The brecciated nature of this orebody, as discussed under "Geology", presents a picture of alternating limestone-quartz monzonite-ore contacts in the drill logs.. Historically, though, the orebody has not been as intermittent as this. No amount of small diameter drill holes can clearly define the variations and convolutions of an irregular ore zone such as this one; neither can they average the grade of an ore where the values are dispersed in coarse crystals. In this situation, mining history is a valuable aid since large mined tonnages are the best bulk samples that could be taken.

Taking all available data, history and judgment into consideration the ore reserves have been estimated and classified as follows;

		Main Orebody	NW Orebody	Total
Proven --	Tons -------	59,350	6,040	65,390
	Grade ------	1.20%	0.75%	1.16%
Indicated -------------		30,000	5,000	35,000
Inferred --------------		20,000	5,000	25,000
	Total	109,350	16,040	125,390

The ore classified above as "Proven" includes only that ore which has been drilled or trenched and assayed for grade and which can be recovered by good mining practice. The factor used in converting volumes to tonnages was 10 cubic feet per ton of ore in place. The "Indicated" ore is that which is exposed or sampled but for which there is insufficient data to calculate tonnages. Ore which can, by geologic inference and reasonable judgment, be estimated is classified as "Inferred".

Recommendations for Development

The block of ore that has been drilled in the bottom of the present pit extends at least 100 feet below the pit floor. There are indications that the ore will continue below 100 feet in the vein systems that formed the ore and in extensions of the known ore blocks. This depth of ore in the confines of the existing pit walls will necessitate extensive stripping and unusually high costs for open pit mining if all of this ore were to be mined by this method. It is recommended that only the ore above the 6990 elevation be mined by open pit methods and that the lower ore be mined from underground. The ore above 6990 can be stripped for mining by setting back the lower two or three benches by establishing a 30-foot bench interval instead of the present 15-foot interval. This will not entail very much stripping and will provide a source of ore while the underground development is proceeding. A 30-foot bench interval with a 15-foot road width will give a 50-degree overall slope which would be acceptable in this particular rock.

The underground development will serve three purposes; (1) provide access to the area below the ore zone for further

diamond drilling of the ore extensions, (2) allow for the evaluation of the scheelite-bearing quartz veins at depth by exploratory drifting, and (3) provide a haulage level from which the ore below the 6990 elevation can be mined.

To accomplish these ends a development drift should be driven from the Calvert Creek drainage on a bearing of N 10 E and at an elevation of 6900 feet. This drift will be 1200 feet long and at least 8x8 feet in cross section. A portal site would be selected that would bring the drift immediately under the ore body, with hole D-90 as a target area. Once under the ore, drill stations would be cut at carefully selected locations and exploratory drifts would be started as indicated by the mineralization of the quartz veins.

The cost of driving this drift would be about $50.00 per foot if done by a contractor. If the Company were to purchase the necessary equipment and do the work the amortization of the equipment could be spread over the later mining phase and could lower the final cost. Using the $50.00 per foot basis, the total cost of 1200 feet of development drift and an estimated 400 feet of exploratory drift would amount to $80,000.00. An additional 1500 feet of diamond drilling

would add $12,000.00 to this figure. Supervision, engineering and sampling would add another $8,000.00 Roughly estimated, the entire cost of this development would be $100,000.00.

A possible source of these development funds which has been investigated is the Office of Mineral Exploration of the Department of the Interior. The OME is authorized to make loans to mining companies for the development of minerals which are classified by them as strategic or currently in short supply. The loans are made on an equal participation basis with the operating company, with repayment to be made from the production of ore developed under this loan arrangement. Recent inquiries have disclosed that loans are not being considered at this time for the development of tungsten deposits because of the government stockpile situation.

The equipment that will be needed for the open pit mining can be rental equipment since the tonnage involved would be too small to write off the high cost of purchased equipment. An alternative to rented equipment would be to contract the work to a small contractor.

In scaling the production rates from this mine it should be kept in mind that the tentative plans for the mill call for

an initial capacity of 250 tons per day. This is a relatively small tonnage requirement, and if the mill is placed in Bryant Creek, it can be met with low capacity mining units and a relatively small crew of men.

Mining

Under the heading "Recommendations for Development" it was mentioned that the orebody, as presently outlined, should be mined partly by open pit and partly by underground methods to effect the lowest cost. This is not in line with general practice but in this case we are considering low mining rates and high grade ore which are not common to open pit practice either. By taking advantage of the present excavation, the cut-off between open pit and underground has been estimated at the 6990 level. It is possible that the open pit could be carried below this level without excessive stripping ratios but a detailed pit design would have to be made to determine this. Since time was not available for this the cut-off has been estimated by using a 50-degree overall backslope from 7100 bench down, and leaving in the high-volume upper benches. The present waste benches are on too close a vertical interval and removing every other one would give considerable mining room in the bottom of the pit without involving a lot of additional stripping.

Because of the limitations of time, a more detailed estimate of stripping yardages, open pit mining costs, underground costs, development drift costs, and ratio of open pit-to-underground tonnages will be prepared and submitted in a later

report. An estimate of the costs that could be achieved, at an assumed distribution of tonnages, would be as follows;

Open Pit Tonnage - above 6990 - 60,000 tons

Underground Tonnage - below 6990 - 40,000 tons

		Cost	Cost per Ton
A - Open Pit Costs	- direct -	$ 300,000	$ 5.00
	- hauling -	30,000	0.50
B - Underground	- direct -	480,000	12.00
- cost of development -		100,000	2.50
Total Cost All Ore (*)		$ 910,000	$ 9.10

* - less Administrative and Overhead charges


D94A
D43
7070
D7
D44
152
D76A
D86
D87
D88
D22
7050
7030
0.87
0.36
0.32
0.36
1.22
7010
0.32
0.93
6990
6970
1.79
2.87
0.54
5.30
0.81
6950
quartz veins
6930
6910

CHKD. BY .... DATE .... CALVERT MINE .... SCALE 1" = 20'


D 4
1.51
D 82
W151
D 3
water
0.56
1.64
quartz veins

APPENDIX D

WATER QUALITY REPORT

GEOCHEMISTRY, WATER BALANCE, AND STABLE ISOTOPES OF A "CLEAN" PIT LAKE AT AN ABANDONED TUNGSTEN MINE, MONTANA, USA

Christopher H. Gammons[1,*], Barbara L. Pape [1], Stephen R. Parker[2], Simon R. Poulson[3], Carrine Blank[4]

[1]Department of Geological Engineering, Montana Tech, Butte, MT
[2]Department of Chemistry and Geochemistry, Montana Tech, Butte, MT
[3]Department of Geological Sciences and Engineering, University of Nevada-Reno, Reno, NV,
[4]Department of Geosciences, University of Montana, MT

Submitted after Reviews to Applied Geochemistry

March 27, 2013

*Corresponding author:

Chris Gammons
Dept. of Geological Engineering
Montana Tech
1300 West Park Street
Butte, MT 59701
cgammons@mtech.edu
406-496-4763

ABSTRACT

The Calvert Mine is a small tungsten-rich (scheelite) skarn deposit in a remote, mountainous region of southwest Montana, USA. The open-pit mine closed in the 1970s and subsequently flooded to form a pit lake that is roughly conical in shape, 30m deep and 120m in diameter, with no surface inlet or outlet. The lake is holomictic with a groundwater flow-through hydrology and an estimated residence time of 2.5 to 5 y. Water isotopes show that the lake is at an approximate steady state with respect to water balance and has experienced 30% evaporation. The lake has a near-neutral pH, exceptional clarity, and extremely low concentrations of nutrients, sulfate, and most metals, including tungsten. Manganese concentrations are slightly elevated and increase with depth towards the sediment-water interface. Despite seasonally anoxic conditions in the deep water, dissolved Fe concentrations are orders of magnitude lower than Mn, suggesting that insufficient organic carbon is present in the sediment of this oligotrophic lake to drive bacterial Fe reduction. Based on stable isotope fingerprinting, diffuse seepage that enters a nearby headwater stream at the base of a large waste-rock pile can be directly linked to the partially evaporated pit lake. However, this seepage has neutral pH and low metal concentrations, and poses no threats to the environment. Stable isotopes of dissolved inorganic carbon (DIC) and dissolved oxygen (DO) are used to track the relative importance of photosynthesis and respiration with depth. In summer, a zone of high productivity exists near the base of the chemocline, releasing DO that is isotopically light. Respiration exceeds photosynthesis below the secchi depth, which causes DO concentrations to approach zero towards the bottom of the lake. In winter, thick ice and snow cover prohibits photosynthesis. However, because of the low nutrient content, most of the volume of the lake remains oxic through the winter. Overall, the Calvert lake is a good example of a pit lake formed from metal mining that has excellent water quality, which is a result of its favorable geology (paucity of sulfide minerals) and hydrology (flow-through lake with short residence time in a temperate climate).

Keywords: pit lake; geochemistry; hydrology; limnology; dissolved oxygen; dissolved inorganic carbon; trace metals; microbiology

1 INTRODUCTION

Many open-pit mines become flooded upon closure – intentionally or unintentionally – thereby creating a pit lake. The water quality of such lakes can vary enormously, depending on many factors including the local geology, climate, and hydrology (Miller et al., 1996; Eary, 1999; Shevenell et al., 1999; Castro and Moore, 2000; Castendyk and Eary, 2009; Gammons et al., 2009a; Geller et al., 2013). Lakes formed from flooding of open-pit coal or metal mines commonly have problems associated with acid drainage and/or elevated concentrations of metals or metalloids (Geller et al., 1998, 2013). The Berkeley Pit lake in Butte, Montana, is a famous example of a very large and acidic mining lake (Davis and Ashenberg, 1989; Pellicori et al., 2005; Gammons and Duaime, 2006). Relatively few examples can be found in the literature of metal-mine lakes that have excellent water quality. Examples exist from closed iron-ore mines, e.g., in the Lake Superior region of North America, where hematite or magnetite are the main ore minerals and acid-generating sulfides are scarce or absent (Pierce and Tomcko, 1989; Sowa, 2004). The Calvert pit lake is another unique example of a lake of high quality formed from flooding of an abandoned tungsten mine, and characterization of the geology, geochemistry, and water balance of this lake is the main focus of this study.

Stable isotopes of dissolved inorganic carbon (δ^{13}C-DIC) can be used to elucidate processes influencing DIC concentrations in lakes (e.g., Quay et al., 1986; Herzceg, 1987; Wachniew and Rozanski, 1997; Wang and Veizer, 2000; Myrbo and Shapley, 2006; Assayag et al., 2008). These processes, reviewed by Bade et al. (2005), include advection of DIC from influent surface water or groundwater, exchange of CO_2 with the atmosphere, precipitation or dissolution of carbonate minerals, and biological reactions such as photosynthesis and respiration. Stable

isotopes of dissolved oxygen ($\delta^{18}O$-DO) can also be used in the same manner. In most biological reactions, changes in the concentration and isotopic compositions of DO and DIC are inversely related. For example, photosynthesis produces DO that is isotopically light and consumes DIC that is isotopically light (Guy et al., 1993; Falkowski and Raven, 1997). This causes the $\delta^{18}O$-DO of the water to decrease and the $\delta^{13}C$-DIC to increase. Respiration produces isotopically light DIC (typically -20 to -30 ‰ in temperate climates, Clark and Fritz, 1997) while consuming isotopically light DO (Angert et al., 2001). Compared to $\delta^{13}C$-DIC, there have been relatively few studies of DO isotopes in lakes (Quay et al., 1995; Luz et al., 2002; Wang et al., 2008), and fewer still that have examined $\delta^{18}O$-DO and $\delta^{13}C$-DIC systematics simultaneously (Bass et al., 2010; Karim et al., 2011). The present authors have recently investigated coupled dynamics of $\delta^{18}O$-DO and $\delta^{13}C$-DIC in rivers (Parker et al., 2005, 2010; Poulson and Sullivan, 2010; Gammons et al., 2011a) and in shallow groundwater (Smith et al., 2011; Parker et al., 2012), and have begun similar studies on lakes (Brown and Poulson, 2010; Gammons et al., 2011b). The current study provides an opportunity to apply the dual DO/DIC isotope approach to investigate biogeochemical processes in an oligotrophic lake.

1.1 Description of the Field Site

The Calvert Mine (also referred to as the Red Buttons mine) is an abandoned tungsten open-pit mine located at an elevation of 2160 m in the Pioneer Mountains of Beaverhead County, southwest Montana (Fig. 1). The drainage area associated with the site lies within the Big Hole River watershed and is located within the Beaverhead National Forest. Approximately 110,000 tons of ore were mined between 1956 and 1961 (USBM, 1984), and the principal ore

mineral was scheelite ($CaWO_4$). Grades were reported at 1.13% WO_3 in 1956/1957, and from 0.66 to 1.47% WO_3 in 1959. Although the mine was primarily an open-pit surface mine, a tunnel was driven south of the pit in 1967 in a failed attempt to initiate underground mining via modified block-caving methods (Geach, 1972). Waste rock from the pit was end-dumped down a steep slope to the immediate south of the mine (Fig. 1). The mill site was located 50 km to the southeast at Glen, Montana (Geach, 1972). As a consequence, the study area contains no tailings or other products of milling. The mine was listed as abandoned in 1983.

[Figure 1 near here]

The Calvert pit lake formed when the main open pit flooded after mining ceased. No records exist on how the mine came to be flooded, so the pit is assumed to have filled naturally though a combination of rain, snowmelt and groundwater inflow. The lake is up to 30 m deep, 120 m in diameter, and has no surface inlet or outlet (Figs. 1, 2). The lake has steep, rocky shores with the exception of two small, shallow bays along the southern shore that mark the previous location of haul roads. Water in the lake is clear and cold, with a deep aqua-blue color. The site is popular with mineral collectors and campers, many of whom swim in the lake on hot summer days. Although no fish were seen during the present study, the lake reportedly contained stocked trout in previous years.

The main waste-rock pile is 100 m high at its maximum thickness. Calvert Creek, a very small perennial stream, flows around the toe of the dump in a mostly undisturbed channel that is 0.5 to 1 m in width. The creek was estimated to have a baseflow of roughly 15 L/sec in August-September 2009. Several small seeps enter Calvert Creek from the base of the waste-

rock pile (Fig. 1). These seeps are clear and cold, and no mineral staining exists where they enter the creek, e.g., from hydrous oxides of iron, aluminum, or manganese.

[Figure 2 near here]

Prior to this study, the only published water quality information for the Calvert Mine site was a reconnaissance study by Marvin et al. (1996) in August 1996. The Montana Bureau of Mines and Geology (MBMG) sampled the surface of the pit lake, Calvert Creek upstream and downstream, and Calvert Creek next to the waste-rock dump. An adit discharge, estimated to have a flow of around 10 L/min in August, 1996, was also sampled. This adit discharge is no longer present, as reclamation work conducted during 1997-1998 buried the entrance to the underground workings. It is possible that the seeps found at the toe of the waste rock pile in this study contain water that previously flowed out of the adit. Based on the 1996 MBMG study, concentrations of metals in a grab sample at the surface of the pit lake were all well below regulatory standards, with the exception of trace amounts of mercury which were later discounted as a lab error. Likewise, no water quality problems were noted at the adit discharge or in Calvert Creek.

The geology of the Calvert ore deposit consists of a small body of Paleozoic limestone (Mississippian Amsden Fm.), possibly a roof pendant, surrounded by weakly-altered quartz monzonite of the late Cretaceous Pioneer Batholith (Geach, 1972; Truckle, 1988). The limestone is metamorphosed to marble and/or garnet-epidote skarn, and is the main host rock to the tungsten mineralization. The main ore body was cylindrical in shape, roughly 60 m in diameter, with a plunge of approximately 45 degrees to the south. Most of the skarn-hosted

mineralization was removed from the open pit during mining. Consequently, the dominant rock type exposed on the walls of the mine is quartz monzonite, with only a few small bodies of marble and skarn present above the surface of the lake. Skarn remaining on the mine walls and in the waste dump contains very few sulfide minerals (trace pyrite, pyrrhotite) and is locally rich in carbonate minerals (calcite, dolomite). The paucity of sulfides and abundance of carbonates explains the lack of acid rock drainage at the site.

2 METHODS

2.1 Field Methods

Water-quality depth profiles were collected for Calvert lake on Aug. 20, Sept. 23, Oct. 23, and Dec. 5, 2009, on Mar. 17, 2011, and again on Aug. 21, 2011. In the non-frozen months, samples were taken from a boat anchored at the approximate deepest point of the lake (Fig. 2A). In the frozen months, sampling was done through a hole drilled by hand with an ice auger. On Dec. 5, 2009, the lake had about 15 cm of ice with < 10 cm of snow cover. On Mar. 17, 2011, the lake had 150 cm of ice and about 1 m of snow (Fig. 2B). During each visit, either an In Situ Troll 9000 or a Hydrolab MS-5 datasonde was used to record water temperature, pH, specific conductivity (SC) and dissolved oxygen (DO) concentration at discrete depths. The datasonde was calibrated immediately before field use and the DO measurements were adjusted to local barometric pressure. The depth of light penetration in the lake was determined in Aug-09 and Aug-11 using a Secchi disk and a Li-COR photosynthetically-active radiation (PAR) detector.

Water samples were collected from the pit lake at selected depths on Aug-20, 2009 using a 2-L Van Dorn sampler. Water from the sampler was filtered through a 0.2 μm PES syringe filter into a 60 mL HDPE bottle to which 0.6 mL of concentrated trace metal nitric acid (HNO_3) was added for a preservative. All bottles were pre-acid washed with 5% HNO_3 and triple rinsed with deionized water. Additional filtered samples were collected without acidification for analysis of anions and stable isotopes of water (δD-H_2O and $\delta^{18}O$-H_2O). The latter samples were collected in 10 mL glass vials with zero head space and conical inserts to eliminate evaporation. Raw samples were collected for alkalinity, which was quantified in the field by titration with 0.16N H_2SO_4 and bromcresol green-methyl red indicator dyes. Additional samples for chemical and stable-isotope analysis were collected on Sept. 23, 2009 from a small spring at the base of the large waste rock pile to the south of the pit (Fig. 1), as well as from Calvert Creek above and below the mine site. These locations were re-sampled on Oct. 23, 2009.

Three sets of water samples were collected from the Calvert pit lake for isotopic analysis of dissolved inorganic carbon ($\delta^{13}C$-DIC), on Aug. 24, 2009, Mar. 17, 2011, and Aug. 11, 2011. Additional samples were collected for stable-isotope analysis of dissolved oxygen ($\delta^{18}O$-DO) during the Aug. 24 and Mar. 17 visits. Water was pumped to the surface via a peristaltic pump and field parameters were continuously monitored with a freshly-calibrated datasonde equipped with a flow cell to eliminate atmospheric contamination. After ~ 5 minutes of purging at the desired depth, a 125 cc glass bottle was filled with filtered water (no head space) and placed on ice for later precipitation of DIC as $SrCO_3$ by addition of $SrCl_2$-NH_4OH (Parker et al., 2005). Samples for $\delta^{18}O$-DO determination were collected by inserting a syringe needle attached to a "T" in the peristaltic tubing through the septum of a 125 mL evacuated glass

bottle (Parker et al., 2005). The bottles, which were previously loaded with a small mass of $HgCl_2$ as a bacteriocide, were held under water as they filled with sample water to avoid contamination with air.

2.2 Analytical methods

Filtered-acidified samples collected on Aug. 20, 2009 were sent to the Murdock Laboratory at the Univ. of Montana, Missoula, for analysis of metals via inductively-coupled plasma atomic-emission spectroscopy (ICP-AES) using EPA Method 200.7. Filtered-unacidified samples were analyzed for a suite of major anions via ion chromatography (IC), using EPA Method 300.0. Two of the acid-preserved lake samples from the Aug. 20 set were later re-analyzed by ICP-mass spectrometry (ICP-MS) at the Montana Bureau of Mines and Geology (Butte, MT) to better quantify the concentrations of trace metals.

All stable isotope analyses were performed at the University of Nevada-Reno. Analyses for $\delta^{18}O$-H_2O followed Epstein and Mayeda (1953), using a Micromass Aquaprep device interfaced to a dual inlet Micromass Isoprime stable isotope ratio mass spectrometer (IRMS). Analyses for δD-H_2O followed Morrison et al. (2001), using a Eurovector elemental analyzer interfaced to a Micromass Isoprime IRMS. Samples for $\delta^{13}C$-DIC were analyzed using a Eurovector elemental analyzer interfaced to a Micromass Isoprime IRMS, after Harris et al. (1997). Quantification of $\delta^{18}O$-DO followed the methods of Wassenaar and Koehler (1999), allowing the headspace to equilibrate with He. All isotope values are reported in units of ‰ in the usual δ notation versus VSMOW for oxygen and hydrogen and VPDB for carbon. The

analytical uncertainties for $\delta^{18}O$-H_2O, δD-H_2O, $\delta^{13}C$-DIC and $\delta^{18}O$-DO are estimated at 0.1‰, 1‰, 0.7‰ and 0.15‰, respectively.

2.3 Geochemical Modeling

Modeling of mineral saturation states and inorganic carbon speciation for the pit-lake waters was performed using both PHREEQC (vers. 2.15.0, Parkhurst and Appelo, 1999) and Visual Minteq (V-Minteq, vers. 3.0-beta), the latter being a recent adaptation of the original MINTEQ program (Allison et al., 1991). Although very similar results were obtained with the two programs, only results from V-Minteq are reported here. For each mineral of interest, the saturation index (S.I.) is the logarithm (base 10) of the calculated ion activity product in the water sample divided by the thermodynamic equilibrium constant. Positive S.I. values indicate supersaturated conditions whereas negative values indicate undersaturation. All S.I. values were adjusted to one metal atom per formula unit. For example, the computed S.I. values for dolomite, $CaMg(CO_3)_2$, were divided by 2 so that the relative saturation state of this phase could be compared more equitably with simple 1:1 compounds (such as calcite, $CaCO_3$). Saturation indices for quartz were calculated based on revised thermodynamic data in Rimstidt (1997).

2.4. P/R calculations

Quay et al. (1995) and Wang and Veizer (2000) developed equations based on stable isotopes of dissolved oxygen which can be used to estimate the photosynthesis/respiration

ratio (P/R) in the water column of a lake that is at steady state with respect to chemical and isotopic exchange with the atmosphere:

$$P/R = (R_{DO} * \alpha_r - X_g)/(R_W - X_g)$$

Where:

$X_g = \alpha_g * (R_{atm} * \alpha_s - (DO/DO_{sat}) * R_{DO})/(1-DO/DO_{sat})$

α_r is O-isotopic fractionation from respiration.

α_g is ratio of ^{18}O-^{16}O to ^{16}O-^{16}O gas transfer velocities, = 0.9972 at 20°C

α_s is the ratio of ^{18}O-^{16}O to ^{16}O-^{16}O solubility in water, = 1.0007 at 28°C

R_{DO} is $^{18}O/^{16}O$ ratio of DO (measured by IRMS)

R_{atm} is $^{18}O/^{16}O$ ratio of air

R_w is $^{18}O/^{16}O$ ratio of water in the lake

Using a value of 0.98 for α_r and all other constants as above (taken from Quay et al.,1995 and Wang and Veizer, 2000), P/R ratios were calculated for water samples collected from the Calvert Lake for which $\delta^{18}O$-DO was determined. The derivation of the P/R term uses a steady state approximation (i.e., $\Delta[O_2]/\Delta t=0$), which in a highly productive lake may produce unreliable results, but in the oligotrophic Calvert pit lake may be a reasonable approximation. The results are discussed in section 4.3.

2.5 Microbiological Observations

Total cell counts were obtained by staining water samples retrieved at various depths in the lake in August-2011 with LIVE/DEAD BacLight Bacterial Viability Stain (Invitrogen). Densities of fluorescent green-staining ("live") cells were determined using a haemocytometer

cell counting chamber and a phase-contrast epifluorescent microscope (Nikon). Cell densities of cyanobacteria, photosynthetic flagellates, and diatoms were determined using red chlorophyll autofluorescence. Samples of Calvert Pit Lake water taken at depths of 9.3, 15.2, 18.3, and 21.3 meters were inoculated into small 3 mL cultures containing BG-11 medium (ATCC medium 616) containing various nitrogen sources (0.58 mM sodium nitrate, 0.5 mM ammonium chloride, 0.1 mM urea, 0.5 mM N-acetylglucosamine, or 1% chitin). After one month of illumination under continuous white light, enrichment cultures were examined under the microscope and characterized by morphology.

3 RESULTS

A complete set of water chemistry and stable isotope information for this study is available in the electronic appendix.

3.1. Pit-lake Profiles

Figure 3 shows vertical profiles in field parameters obtained from the Calvert pit lake in August, September, October, and December of 2009. These data can be used to track the transition from late summer stratification to late fall turnover in a single season. Horizontal broken lines in Fig. 3 show the location of chemical nick-points (i.e., chemoclines) for each month. These interfaces also correspond to nick-points in temperature. For each month, the specific conductivity (SC) of the lake was invariant in the upper portion of the lake (epilimnion), and increased gradually with depth in the underlying water column (hypolimnion). This implies that the epilimnion was well-mixed (e.g., by wave action and/or night-time cooling causing surface water to become more dense than underlying water), whereas the hypolimnion was

not vertically mixed. As shown in Figure 3, turnover in the Fall of 2009 did not occur as a single event, but instead involved an incremental deepening of the chemocline until, by the time the lake froze over in November, vertical mixing was essentially complete. Sharp gradients close to the bottom of the lake in the December-2009 profiles (Fig. 3) were likely caused by diffusion of solutes across the sediment-water interface.

[Figure 3 near here]

Figure 4 compares late winter (March 2011) with late summer profiles, the latter from two different years (August 2009 and August 2011). The lake had exceptional water clarity on all dates of visitation, with a secchi depth of 15.8 m measured in Aug. 2009, and a similar result in Aug. 2011. In all months, pH values and DO concentrations were generally higher in the epilimnion compared to the hypolimnion, with the exception of the late summer months (Aug-2009, Sep-2009, Aug-2011), when a zone of anomalously high DO concentration and slightly higher pH was present just below the chemocline, with DO levels ~ 120% of atmospheric saturation. This zone most likely represents a layer of higher productivity (i.e., photosynthesis by planktonic algae), as discussed below. Below the depth of light penetration (secchi depth), DO decreased rapidly, and the bottom 3 meters of the lake were essentially anoxic from August through October, 2009. Although DO concentrations also approached zero with depth in late March, 2011, the upper half of the lake (> 80% of the lake volume) maintained DO concentrations > 5 mg/L throughout the winter.

[Figure 4 near here]

3.2. Chemistry of the Pit Lake and Adjacent Waters

Complete chemical analyses for lake waters at depths of 6.1 and 24.4 meters are given in Table 1. (Results for other depths are available in the electronic appendix). Figure 5 summarizes vertical changes in the concentrations of selected solutes of interest. The major ion chemistry of the lake is dominated by Ca^{2+} and HCO_3^-. Most of the common dissolved solutes show about a 20% increase in concentration from the top to the bottom of the lake. Dissolved silica showed a larger increase, especially below the secchi depth. This may have been caused by consumption of silica by diatoms in the photic zone.

[Table 1 and Figure 5 near here]

The pit-lake waters contain low concentrations of trace metals and metalloids (Table 1). Concentrations of dissolved (filtered to 0.2 μm) W were 14.1 and 25.6 μg/L at depths of 6.1 and 24.4 m, respectively. These concentrations are elevated compared to a global mean value of 0.03 μg/L for W in natural waters (Langmuir, 1997), but are lower than concentrations of W in river water and groundwater reported from several areas in central Nevada (Benson and Spencer, 1983; Grimes et al., 1995; Seiler et al., 2005). Concentrations of other oxyanion elements (e.g., As, Mo, Sb, Se) are even lower in the Calvert lake waters (Table 1). This is noteworthy, considering the fact that many pit lakes with alkaline pH contain highly elevated concentrations of oxyanion trace elements (Shevenell et al., 1999; Eary, 1999). Given the potential for high mobility of anionic solutes in alkaline water, the scarcity of these elements in the Calvert pit lake must reflect a lack of source minerals in the weathered bedrock surrounding the scheelite ore body.

Amongst the cationic trace metals, the only elements that show significant enrichment in the pit lake are Mn and Fe. Mn concentrations increased steadily towards the bottom of the lake, presumably as Mn^{2+}, to concentrations near 1 mg/L. At a depth of 24.4 m, the concentration of dissolved Mn was roughly two orders of magnitude greater than that of dissolved Fe. Thus, although the bottom waters were anoxic in August, there apparently was insufficient organic carbon to initiate reductive dissolution of ferric minerals. No odor of H_2S was detected in any of the waters sampled in this study, which implies that bacterial sulfate reduction was also negligible. Concentrations of nitrate and phosphate were below detection by conventional IC analysis. ICP-MS analysis showed detectable P in the sample collected near the bottom of the lake (Table 1), but not in the sample collected from the photic zone. The low nutrient concentrations in this lake are probably a major reason for its high clarity.

The chemistry of two small groundwater seeps at the toe of the main waste-rock pile is given in Table 2, along with samples of Calvert Creek upstream and downstream from the mine area. Although the seeps had higher SC than the stream, concentrations of most trace metals and metalloids were below detection by ICP-AES. Exceptions included Fe (up to 1.1 mg/L), Mn (up to 0.52 mg/L), and Zn (up to 0.09 mg/L). Whereas Seep 2 had higher trace metal concentrations, its flow was much less than the combined seepage near Seep 1. The discharging groundwater through this reach had no visual impact on Calvert Creek (i.e., no iron staining or mineral precipitates). Despite slight increases in SC and solute concentrations, the chemistry of Calvert Creek below the mine site passed all water quality criteria (DEQ, 2008) on the date sampled.

[Table 2 near here]

3.3. Stable Isotopes of Water

Results for $\delta^{18}O$ and δD of water are plotted in Figure 6 (data in electronic appendix). The values fall on a linear trend that is very close to the local evaporation line for Butte, Montana (Gammons et al., 2006), located about 60 km to the northeast of the Calvert Mine. Samples from Calvert Creek plot between the global meteoric water line of Craig (1961) and the local meteoric water line for Butte (Gammons et al., 2006), which suggests that the headwaters of Calvert Creek are fed by groundwater that has undergone negligible evaporation. In contrast, the pit-lake samples plot far from either meteoric water line, indicating that they are highly evaporated. Following an approach similar to that outlined in Gammons et al. (2006), it is estimated that the lake waters were 30% evaporated in Aug-09 compared to water in Calvert Creek. The high extent of evaporation is consistent with the fact that the artificial lake has no surface water inlet or outlet and is located near a topographic divide, implying that groundwater throughput is minor. Water in the lake showed only a slight enrichment in $\delta^{18}O$ towards the surface (Fig. 6B), supporting the idea that the lake undergoes seasonal top-to-bottom turnover.

[Figure 6 near here]

Water isotopes were used to determine the origin of the seeps at the bottom of the waste rock pile (Fig. 1). Seep 1 plots midway between data from the pit lake and Calvert Creek. The simplest explanation for this result is that the seep consists of roughly equal proportions of evaporated lake water and non-evaporated groundwater. In other words, the Calvert pit lake

is a "leaky lake", and is hydraulically connected to the nearby stream. Fortunately, both the pit lake and the downgradient seepage are clean, and meet all regulatory criteria with respect to human or aquatic life.

3.4. Stable Isotopes of DIC and DO

A decrease in δ^{13}C-DIC with increase in depth and increase in DIC concentration was noted on all sampling dates (Fig. 7, Table 3). In contrast, the summer and winter profiles for δ^{18}O-DO show opposite trends (Fig. 7). In August, δ^{18}O-DO decreased with depth, with a local minimum located below the chemocline in a zone of high DO concentration (high productivity) (Fig. 7D). The March profile shows the opposite trend, with δ^{18}O-DO increasing with depth. These results are discussed in more detail below.

[Table 3 near here]

[Figure 7 near here]

3.5. Microbiology

Overall densities of "live" cells remained constant with depth (Fig. 8), being around 1 x 10^6 cells per mL. Cell densities of photosynthetic prokaryotes and eukaryotes, however, varied with depth. Densities of picocyanobacteria were higher at mid-depths, peaking at around 1 x 10^4 cells per mL, with cell densities dropping off near the bottom of the lake. Picocyanobacteria were the dominant cyanobacterial morphology observed by epifluorescence microscopy. Flagellated photosynthetic eukaryotes exhibiting chlorophyll autofluorescence were observed at the surface of the lake, with densities peaking at mid-depths around 2600 cells per mL.

Photosynthetic flagellates were not observed below a depth of 18 m, whereas diatoms were only found below 18 m, peaking around 300 cells per mL.

[Figure 8 near here]

A picocyanobacterium, similar to *Cyanobium,* was cultured from water at 9.3 m depth that was able to use urea as a nitrogen source. Similar *Cyanobium*-like cultures were also obtained from water at 21 m depth that were able to use nitrate or N-acetylglucosamine as a nitrogen source. A coccoid colonial cyanobacterium was cultured from water at 18 m depth, able to grow on nitrate or ammonia as nitrogen sources. Two diatom cultures were obtained, both from water collected from 21 m depth, both growing on urea as a nitrogen source. Finally, a small non-flagellated *Chlorella*-like green alga was cultured from 15 m depth using urea as a nitrogen source.

4 DISCUSSION

4.1 Lake Hydrology

The water balance for the Calvert pit lake is given by the following equation:

$$P + GW_{in} = E + GW_{out} \pm \Delta V \quad (1)$$

where P is the sum of direct precipitation and water that enters the lake by direct overland flow during precipitation events, GW_{in} is influent groundwater, GW_{out} is effluent groundwater, E is evaporation from the lake surface, and ΔV is the change in volume of the lake for any given time step. Over a several year time span, the lake is at steady state and ΔV is zero. Although no pan evaporation data are available from the field site, the average annual evaporation at

nearby Butte, Montana is 61 cm (Botz, 1969). Multiplied by the surface area of the lake (10,500 m^2), about 6400 m^3 of water would evaporate in a single year, which is 6.6% of the total lake volume. The GW_{out} term can be approximated by the volume of seepage entering Calvert Creek at the bottom of the waste rock pile. This can be computed by stable isotope mass balance:

$$Q_1 \cdot \delta^{18}O_1 + Q_2 \cdot \delta^{18}O_2 = Q_3 \cdot \delta^{18}O_3 \quad (2)$$

where Q is discharge (L/sec) and the subscripts 1, 2, and 3 refer to Calvert Creek upstream of the mine, groundwater seepage entering the stream near the toe of the waste rock pile, and Calvert Creek downstream of the mine, respectively. Streamflow in Calvert Creek was estimated to be roughly 15 L/sec in August and October of 2009 (Fig. 2C). Inserting the appropriate O-isotopic values, a total seepage flow of ~ 2 L/sec is obtained. Based on the fact that the seepage is about 50% lake water and 50% local groundwater (Fig. 6), this means that the rate of leakage of water from the lake to the local groundwater is roughly 1 L/sec. Assuming the seepage rate is the same year-round, this yields an annual leakage rate, GW_{out}, of 31,500 m^3/yr.

To estimate annual precipitation, we used the average of historical data from NRCS Snotel Sites 930 (Peterson Meadows) and 315 (Basin Creek), both located within 50 km of the Calvert Mine site, and both having approximately the same elevation as the lake. The average value (65 cm/y) was then multiplied by the area of disturbed land at the mine site (39,000 m^2), which includes both the pit-lake itself and devegetated mine walls surrounding the lake, to obtain a precipitation flux (P) of 25,000 m^3/y. The approximate flux of groundwater entering

the lake was then calculated from the difference between ($E + GW_{out}$) and P, giving a value of 12,400 m^3/y.

The above calculations, summarized in Table 4, show that the total output of water from the lake is dominated by groundwater leakage, whereas the total input is dominated by precipitation. This is consistent with the small watershed area of the lake and the fact that the surrounding land is thickly forested with lodgepole pine and douglas fir which, in southwest Montana, typically transpire a large fraction of the annual precipitation. If one simplifies the lake as a cone with radius = 57.9 m and depth = 27.4 m, then the total volume of the lake is approximately 96,000 m^3 (Table 4). Given a water throughput of 38,400 m^3/y, the average residence time of water in the lake is about 2.5 years. In 2.5 years, roughly 16% of the lake would evaporate. This result is lower than the actual extent of evaporation of the lake, estimated at 30% based on stable isotope data collected in August of 2009. However, there are many uncertainties and assumptions involved in the water balance calculations. In particular, the lake volume based on an ideal inverted cone is probably an underestimate, given the fact that the north and west walls of the pit are nearly vertical, and the bottom of the lake is flat over a considerable area, based on manual depth measurements. If the lake volume was doubled, then the computed residence time would be closer to 5 years, and the predicted extent of evaporation from climate data would be in better agreement with the observed stable-isotope composition of the lake. Water-isotope samples collected from Calvert Lake in March and August 2011 (Fig. 6, electronic appendix) gave nearly identical $\delta^{18}O$ and δD values as in August 2009. This suggests that the water balance of the lake is at steady state when averaged over several years.

[Table 4 near here]

4.2 Geochemical Modeling

Saturation indices (S.I.) for selected minerals based on samples collected from the pit lake on Aug. 20, 2009 are summarized in Figure 9. The epilimnion of the lake at this time was slightly supersaturated with calcite and dolomite, and undersaturated with quartz and other silica polymorphs. Silica concentrations were very low in the upper 2/3 of the water column, and may have been a limiting condition for growth of diatoms, which were only observed at depths greater than 18 m. A decrease in pH below the secchi depth caused S.I. values for the carbonate minerals to reverse sign, indicating undersaturation. Scattered outcrops of marble (both calcitic and dolomitic) exist around the perimeter of the pit lake, although the pit walls are dominated by intrusive rocks. It is not known if any marble bodies exist at depth in the lake. If so, then they must be dissolving at a rate too slow to maintain chemical equilibrium.

[Figure 9 near here]

Saturation indices for most minerals containing trace metals and metalloids were strongly negative. A notable exception is rhodochrosite ($MnCO_3$), which had S.I. values near 0 or even slightly positive near the bottom of the lake. The source of Mn^{2+} is most likely reductive dissolution of Mn-oxide minerals by bacteria in the anoxic bottom waters and underlying sediment. Judging from the very low concentrations of dissolved Fe, insufficient organic carbon exists in the water column or shallow sediment to drive a similar reductive dissolution of Fe-oxides. If this reaction was occurring, then dissolved Fe concentrations could have risen to several mg/L at the pH of the deep water before becoming saturated with respect

to siderite. Based on a single sample, it appears that the deep water may be close to saturation with hydroxy-apatite. Apatite is a common accessory mineral in granitic rocks. The scarcity of P (< 0.002 mg/L) in the upper levels of the lake in August is explained by photosynthetic uptake, or simply by a paucity of mineral surface area compared to the lake volume and residence time.

Although the Calvert Mine was a tungsten producer, the S.I. values for scheelite are strongly negative for the two samples analyzed by ICP-MS that had detectable concentrations of dissolved W. It is likely that W concentrations are limited by sorption reactions (Seiler et al., 2005), or perhaps by the limited availability of scheelite on the mined-out walls of the lake. This is not surprising, considering the volume of the lake and the estimated residence time of 2.5 to 5 years for any given parcel of water in the lake (Section 4.1). Although there are currently no State or Federal regulatory standards for W in surface water or groundwater, recent studies have shown that this element can have moderate toxicity to aquatic life, especially when present as polymeric species (Koutsospyros et al., 2006; Strigul et al., 2010). The latter form rapidly at low pH, and can persist in the environment, even after pH is neutralized. Strigul et al. (2010) report LD50 levels for fish of 130 to 850 mg/L W when tungsten is present as polymeric species, compared to 860 to 3880 mg/L when tungsten is present as mononuclear species. By either standard, the concentrations of W measured in the Calvert pit lake are far below levels that are of concern to fish. Furthermore, modeling with Visual Minteq predicts that < 1% of the total dissolved W is present as polymers (e.g., $WO_3(H_2O)_3$, $W_7O_{24}^{-6}$, $HW_7O_{24}^{-5}$, $H_2W_6O_{22}^{-6}$, $H_2W_{12}O_{42}^{-10}$) at the measured pH and W concentrations of the lake.

The epilimnion of the lake in August 2009 had calculated pCO_2 values near atmospheric equilibrium (Fig. 9B). Between the chemocline and the secchi depth, pCO_2 was slightly under-saturated with respect to air, consistent with the presence of a high productivity zone with a greater rate of photosynthetic uptake of CO_2 and production of O_2. Below the secchi depth, pCO_2 increased by about an order of magnitude towards the bottom of the lake. Given the fact that the pH of the lake does not appear to be buffered by carbonate mineral dissolution and precipitation, the increase in pCO_2 is most likely the reason for the observed decrease in pH of the deep waters.

4.3 DIC and DO Isotopes

The primary controls on the isotopic composition of DIC in natural waters are: 1) exchange of CO_2 with the atmosphere; 2) dissolution of carbonate minerals; and 3) production or consumption of CO_2 during biological reactions. The two curves in Figure 10A show theoretical values of $\delta^{13}C$-DIC vs. pH that correspond to equilibrium with atmospheric $CO_2(g)$ ($\delta^{13}C$ = -7 ‰) and equilibrium with marine limestone ($\delta^{13}C$ ~ 0 ‰). These curves were calculated assuming a temperature of 10°C and using fractionation factors for the DIC system from Clark and Fritz (1997). Although the data from Calvert Lake are parallel to the theoretical curves, this is probably a coincidence, as the $\delta^{13}C$-DIC data are much more negative than would be obtained from either equilibrium model. Considering its high volume to surface area ratio and relatively short residence time, it is not surprising that the Calvert Lake is far from atmospheric equilibrium with respect to DIC isotopes. The lower $\delta^{13}C$-DIC values in the lake most likely reflect the input of biogenic CO_2, e.g., from respiration occurring in the lake itself, in

the lake-bed sediment, or from influent groundwater. Biogenic CO_2 in subalpine landscapes dominated by C3 plants typically has δ^{13}C-DIC in the range of -20 to -30 ‰ (Clark and Fritz, 1997). The decrease in δ^{13}C-DIC with increase in pCO_2, total DIC, and depth in the lake (Figs. 7, 9B, 10B) is consistent with production of biogenic CO_2 below the chemocline by the breakdown of organic matter by planktonic and/or benthic microorganisms.

The influence of photosynthesis on lake metabolism is best seen by examination of vertical trends in DO concentration and δ^{18}O-DO with depth (Figs. 7, 10C). Isotopic equilibration with the atmosphere results in dissolved O_2 with δ^{18}O of +24.2 ‰ (Friedman and O'Neil, 1977; Benson and Krause, 1980). In contrast, phytoplankton produce O_2 that is isotopically similar to oxygen in the surrounding water molecule (Guy et al., 1993), which in this case is close to -11 ‰ (Fig. 6). The epilimnion of the lake in August contained DO that was close to atmospheric saturation, but was about 4 ‰ depleted in ^{18}O relative to isotopic equilibrium with air. This implies that chemical equilibrium with respect to O_2 was approached between the shallow lake and the atmosphere, whereas isotopic equilibrium was not. However, the proximity to isotopic equilibrium was much closer for DO as opposed to DIC, which is often the case for surface waters (e.g., Parker et al., 2010). DO concentrations in August-2009 and August-2011 passed through a local maximum just below their respective chemoclines, at the depth that δ^{18}O-DO values passed through a local minimum. This reflects a higher concentration of primary producers at this depth and/or the inability of any accumulated dissolved O_2 to exchange with the atmosphere below the zone of mixing. Phytoplankton counts in August-2011 are consistent with an increase in photosynthesis below the chemocline (Section 3.5).

The very different behavior of $\delta^{18}O$-DO with depth in summer vs. winter (Fig. 7C) is somewhat surprising considering the similarity in the DO concentration vs. depth profiles (Fig. 7D). The steady shift of $\delta^{18}O$-DO to heavier values towards the bottom of the lake in March correlates with a decrease in DO concentration, and is easily explained by consumption of DO by respiring organisms in the water column or in the lake sediment. Such organisms preferentially metabolize isotopically light DO, leaving the residual DO pool enriched in ^{18}O. However, the relationships in the deep August-2009 profile are harder to explain, as here we see a continual decrease in $\delta^{18}O$-DO as DO concentrations approach zero. One possible explanation is that photosynthesis is persisting, even in the deepest part of the water column, and that consumption of DO by microorganisms is not discriminating between $^{18}O^{16}O$ and $^{16}O^{16}O$ at this time, given the very low concentrations of DO. Another possible explanation is that the isotopically light DO near the bottom of the lake in August-2009 originated from downwards diffusion from the overlying photic zone. Because $^{16}O^{16}O$ diffuses faster than $^{18}O^{16}O$ (e.g., Clark and Fritz, 1997), DO should become isotopically lighter with increasing distance (depth) from the productivity zone. A similar diffusion process was recently invoked to explain the existence of isotopically light DO in shallow groundwater in a floodplain aquifer (Smith et al., 2011).

The DIC and DO concentration data were used to calculate photosynthesis/respiration ratios (P/R), following the steady-state model of Quay et al. (1995) (section 2.5). Not surprisingly, the P/R values were very different for the summer and winter profiles (Fig. 11). In August, P/R was > 1 for all samples above the secchi depth, although the ratios never deviated far from unity, even in the deepest samples. This suggests that photosynthesis may have been

occurring at depths as great as 21 m in summertime, below which point there was insufficient DO for isotopic analysis. This is consistent with the existence of a viable population of diatoms below 18 m (Section 3.5). In March, P/R was < 1 at all depths, and continuously decreased towards the bottom of the lake. Because of the thick cover of ice and snow, photosynthesis was minimal (perhaps non-existent) at this time. However, given the cold water temperatures and oligotrophic nature of the lake, respiration rates were also slow. As a result, DO concentrations remained elevated in the majority of the water column throughout the winter months.

[Figure 11 near here]

It is emphasized that the steady-state assumptions in the model of Quay et al. (1995) may not be valid for a stratified lake such as Calvert, where steep vertical gradients in DO concentration and isotopic composition exist. Ideally, the mass balance equations need to take into account upwards or downwards diffusion of solutes within the water column, as well as across the air-water interface. Additional knowledge on the isotopic fractionation of solutes diffusing through water at different temperatures is needed to allow a more quantitative understanding of DIC and O_2 dynamics in the Calvert pit lake, or any other seasonally stratified lake.

4.4 Potential of the Pit Lake to Support Aquatic Life

Overall, the water quality information obtained in this study shows no obvious problems with respect to the ability of the Calvert pit lake to support aquatic life. The water temperatures, pH values, and dissolved oxygen concentrations are within normal ranges, and

the concentrations of all toxic solutes (trace metals, metalloids) are below all relevant regulatory standards for protection of aquatic life (DEQ, 2008). The high water quality in the Calvert pit lake is due in large part to the nature of the ore body, i.e., a marble skarn with low concentrations of sulfide minerals and high acid-neutralizing potential. In addition, although some evaporation of the lake has certainly occurred, the fact that the lake leaks water and has a relatively short residence time (2.5 y, possibly as high as 5 y) prevents any long-term accumulation of salts by evapoconcentration.

A healthy microbial population of cyanobacteria, photosynthetic flagellates, and diatoms are present in the lake. Cell densities of these microorganisms are similar to, if not lower than, those observed in other oligotrophic freshwater lakes (Stockner and Shortreed, 1994; Becker et al., 2007). The autotrophic community appears to be dominated by picocyanobacteria, of the genus *Cyanobium* or *Synechococcus*, and the absence of other cyanobacterial morphologies is likely due to the pristine, oligotrophic, and alpine nature of the lake. A variety of macroinvertebrates were observed in the water in the summer of 2009, including *Corixidae* (also known as water boatmen, a swimming herbivore that feeds mainly on plankton), snails, and caddis fly larvae. Local biologists have been tracking the reproductive success of a small volunteer population of Western toad (*Anaxyrus boreas*) that inhabits the shores of the lake (Darren Olsen, USFS, pers. commun., 2009). No fish were seen during visits in 2009, and given the clarity of the water it is unlikely that any fish were present. The lake has never been officially stocked. However, based on communication with personnel in the Montana Bureau of Mines and Geology and the US-Forest Service (USFS), the Calvert lake has contained trout in previous years, possibly due to the un-authorized transplantation of fish

from nearby water bodies. It is not known whether sufficient food sources exist for trout to survive a winter in the Calvert lake. Although most of the shore is very steep and rocky, two narrow embayments exist along the south shore (Fig. 1) which offer limited littoral habitat. Based on field data collected in March-2009 when ice and snow cover were at a maximum, the majority of the lake contains plenty of dissolved oxygen to allow over-winter survival of fish. From a water-quality point of view, this lake can support trout. However, the lake is deficient in terms of its habitat: the shoreline is unstable and lacks structures such as woody debris or large boulders that are necessary for food or shelter from predators, including humans.

5. CONCLUSIONS

The Calvert pit lake is a good example of a lake formed by flooding of a metal mine that has excellent water quality. The lack of acidic drainage is explained by a paucity of sulfide minerals and the presence of carbonate minerals in the walls of the mine and in the adjacent waste rock pile. Concentrations of nutrients are extremely low, which helps to explain the exceptional clarity of the water. With the exception of manganese, trace metal concentrations are also extremely low. Manganese concentrations increase with depth to levels that are close to saturation with rhodochrosite. Dissolved iron concentrations are orders of magnitude lower than Mn, which could partly be due to a lack of Fe-sulfide minerals, but more likely reflects an insufficient supply of labile organic carbon in lakebed sediment to stimulate reductive dissolution of Fe-oxides. No evidence of H_2S formed from bacterial sulfate reduction was noted from samples collected at any depth.

As shown by seasonal depth profiles, the Calvert lake is holomictic, with turnover occurring in late Fall and, presumably, in the Spring following ice-off. Based on stable isotopes of water, the lake has undergone about 30% evaporation. However, solute concentrations are unlikely to increase in the future, as the lake replaces its volume on a 2.5 to 5 year time scale by a combination of precipitation and groundwater inputs. The main output of water from the lake is groundwater leakage, and some of this leakage permeates through a nearby waste rock pile into a receiving headwater stream. Fortunately, the water quality of the emerging seepage is also very good, with no regulatory exceedances.

Stable isotopes of dissolved oxygen (δ^{18}O-DO) and dissolved inorganic carbon (δ^{13}C-DIC) were used to track metabolic gradients in the lake as a function of depth and time of year (summer vs. winter). In summer, photosynthesis/respiration (P/R) ratios were greater than unity in the photic zone (top 15 m), leading to lower values of δ^{18}O-DO, higher values of δ^{13}C-DIC, and DO concentrations that were at or above atmospheric concentration, peaking near the base of the chemocline. In the absence of sunlight below the secchi depth, DIC concentrations increased towards the bottom of the lake whereas DO concentrations diminished to near-zero values. In winter, photosynthesis was curtailed by a thick cover of ice and snow, and P/R ratios were < unity at all depths. This caused DO concentrations to decrease and δ^{18}O-DO values to rise with increased depth in the lake. Nonetheless, owing to the low overall trophic state of the lake, dissolved oxygen levels remained at a healthy level for aquatic life in > 80% of the lake volume through the winter. From a water-quality point of view, the Calvert Lake could support trout. However, the lake is small in size and deficient in terms of habitat, including a lack of

littoral shoreline or woody debris. Any introduced species of fish would be highly vulnerable to predators, including humans.

ACKNOWLEDGEMENTS

We thank the students of the 2009 and 2011 Montana Tech Field Hydrogeology classes for help collecting data and samples, and Joshua Lee for ferrying us to the site in March with his snowmobile. We also thank the Montana Bureau of Mines and Geology and the USDA-Forest Service for assistance on the project. The manuscript was improved by the critical comments and suggestions of two anonymous reviewers. Funding for analytical work was provided by National Science Foundation grants EAR0739054 and EAR0738912.

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Table 1. Concentrations of solutes in the pit lake at a depth of 6.1 m and 24.4 m.

	ICP-AES analyses, mg/L						IC analyses, mg/L					V-Minteq modeling	
Depth, m	Ca	K	Mg	Na	Si	SO_4-S	F^-	Cl^-	NO_3^-	HCO_3^-	H_2CO_3	P_{CO2}, mbars	charge imbalance
6.1	23.3	2.9	4.4	2.1	2.5	1.1	0.09	0.27	<0.015	101.3	0.9	0.32	-3.70%
24.4	30.1	3.1	5.1	2.2	4.7	1.0	0.09	0.34	<0.015	131.2	9.8	2.49	-3.64%

ICP-MS analyses, µg/L

Depth, m	Ag	Al	As	B	Ba	Be	Cd	Ce	Co	Cr	Cu	Fe	Li	Mn	Mo	Nb
6.1	<0.04	<7.60	1.46	4.29	22.4	<0.20	<0.05	<0.02	<0.10	<0.04	<0.40	<2.0	2.88	1.0	3.49	<0.04
24.4	<0.04	<7.60	1.71	4.01	29.4	<0.20	<0.05	<0.02	<0.10	<0.04	<0.40	5.0	2.70	336	3.46	0.06

Depth, m	Ni	P	Pb	Rb	Sb	Se	Sn	Sr	Th	Ti	Tl	W	U	V	Zn	Zr
6.1	<0.10	<0.002	<0.15	0.95	0.055	0.14	<0.04	68.6	<0.02	<0.20	<0.03	14.1	3.14	0.96	<0.90	<0.05
24.4	<0.10	0.022	<0.15	1.01	0.053	0.12	<0.04	82.7	<0.02	<0.20	<0.03	25.6	3.25	0.59	<0.90	<0.05

Table 2. Chemistry of Calvert Creek and seepage at toe of the waste rock pile

	pH	SC µS/cm	DO mg/L	Ca mg/L	Fe mg/L	K mg/L	Mg mg/L	Mn mg/L	Na mg/L	SO_4 mg/L	Zn mg/L
CC up	8.03	202	9.3	39	<0.1	1.1	4.9	<.001	2.0	9.2	0.08
CC down	7.81	212	9.0	41	<0.1	1.5	5.3	0.021	2.4	9.9	0.08
Seep 1	7.61	258	8.6	46	<0.1	3.3	6.8	0.012	3.8	17.9	0.08
Seep 2	6.59	314	2.9	48	1.1	3.2	7.5	0.52	4.8	5.0	0.09

CC up = Calvert Creek upstream of mine; CC down = Calvert Creek downstream of mine.

Table 3. Isotopic composition of dissolved oxygen (DO) and dissolved inorganic carbon (DIC) in the Calvert pit lake, with supporting information.

Depth m	Temp. °C	pH s.u.	alk mmol/L	ΣDIC mmol/L	δ^{13}C-DIC ‰	DO % sat.	DO mg/L	δ^{18}O-DO ‰
				August 24, 2009				
0.3	16.3	7.87	1.70	1.74	-5.4	104.5	7.82	19.1
2.1	15.8	8.06	1.69	1.70	-5.3	103.7	7.91	18.7
4.3	15.7	8.09	1.70	1.75	-5.3	103.8	7.87	19.0
6.4	15.7	8.13	1.72	1.73	-5.2	103.8	7.92	19.1
8.5	14.0	8.15	1.70	1.71	-5.4	130.9	10.06	12.4
10.7	10.2	8.21	1.90	1.91	-5.4	127.2	9.97	11.1
13.7	8.8	8.14	1.92	1.94	-5.2	117.0	9.27	15.1
16.8	7.1	7.92	2.00	2.06	-5.8	91.7	7.11	
19.8	6.2	7.52	2.11	2.29	-7.1	43.3	3.44	8.3
21.3	5.9	7.36	2.12	2.39	-7.6	19.0	1.52	10.0
				March 26, 2011				
1.5	0.72	7.84	1.80	1.89	-5.7	72.9	7.80	22.2
4.6	3.80	7.42	1.84	2.07	-5.8	69.9	7.12	23.9
7.6	4.09	7.44	1.86	2.07	-6.4	71.3	7.23	22.9
10.7	4.19	7.45	1.84	2.05	-6.0	64.6	6.53	
15.2	4.32	7.39	1.82	2.06	-6.2	52.7	5.31	24.5
18.3	4.38	7.33	1.84	2.11	-6.8	42.4	4.26	25.9
21.3	4.43	7.22	1.86	2.22	-8.5	26.3	2.64	
24.4	4.54	7.14	1.90	2.34	-7.9	8.0	0.80	29.3
25.9	4.66	7.15	1.98	2.42	-8.4	3.4	0.34	
				August 21, 2011				
3.0	17.57	7.94	1.58	1.61	-5.7	112.4	8.29	
6.1	15.49	7.94	1.78	1.82	-5.4	131.2	10.11	
9.1	10.98	7.88	1.82	1.87		108.3	9.24	
12.2	8.67	7.78	1.82	1.90	-5.9	91.8	8.28	
15.2	7.03	7.56	1.84	1.98	-6.3	73.0	6.85	
18.3	5.99	7.32	1.86	2.12	-6.7	52.3	5.04	
21.3	5.46	7.11	1.94	2.40	-7.6	28.7	2.81	
24.4	5.27	7.02	1.96	2.53	-8.7	12.7	1.25	

Table 4. Summary of lake water balance calculations.

Lake volume m^3	P $m^3\ y^{-1}$	GW_{in} $m^3\ y^{-1}$	Σ Input $m^3\ y^{-1}$	E $m^3\ y^{-1}$	GW_{out} $m^3\ y^{-1}$	Σ Output $m^3\ y^{-1}$	Residence time y
96000	25000	12900	37900	6400	31500	37900	2.5
Assumes geometry of a cone [may be too low]	Estimated from Snotel data	Σ Input – P [large error]	Assumed to be the same as Σ output	Assumes same as Butte, MT	Isotope mass balance	Sum of E + GW_{out}	Lake volume divided by Σ output [may be too low]

Figure Captions

Figure 1. Site map and location within the state of Montana. The elevation of the surface of the pit lake is approximately 150 feet (~ 45 m) above the elevation of Calvert Creek. Sampling sites on Calvert Creek are marked with an "X".

Figure 2. Photographs of: A) Calvert Lake (August, 2009); B) Same view as "A", on March 25, 2011; C) Calvert Creek during baseflow, upstream of the mine site (October, 2009); D) The main waste rock dump. Several small seeps are located near the toe of the dump. Calvert Creek is to the left.

Figure 3. Depth profiles collected in August to December 2009 from the Calvert pit lake. Horizontal dash-dot lines show positions of chemoclines in August (top), September (middle), and October (bottom). PAR = photosynthetically active radiation.

Figure 4. Depth profiles collected in August 2009, March 2011, and August 2011 from the Calvert pit lake. Horizontal dash-dot lines show positions of chemoclines in March 2011(top), August 2011 (middle), and August 2009 (bottom). Ice was 1.5m thick in March 2011.

Figure 5. Vertical changes in the concentration of selected major and trace elements (filtered samples collected Aug-20, 2009). Data for Fe^{2+} and WO_4^{2-} are only shown for samples analyzed by ICP-MS.

Figure 6. A) Stable isotopes of water from the Calvert Mine pit lake, Calvert Creek, and the small groundwater seep at the toe of the main waste rock pile. Also shown are the meteoric water line (MWL) and local evaporation line (LEL) for Butte, Montana (Gammons et al., 2006), and the

global MWL of Craig (1961). B) Changes in the O-isotope composition of water in the pit lake as a function of depth in August 2009, March 2011, and August 2011.

Figure 7. Changes in the isotopic composition of dissolved inorganic carbon (DIC) and dissolved oxygen (DO) with lake depth.

Figure 8. Microbial cell densities as a function of lake depth.

Figure 9. Geochemical modeling results based on samples collected on Aug-20, 2009: A) Saturation indices (S.I.) of selected minerals as a function of depth in the Calvert pit lake. Results for hydroxyapatite (h-ap) and scheelite are shown as discrete points at the depths where P and W were detected, respectively, by ICP-MS. The vertical line corresponds to S.I. = 0. B) Changes in the computed partial pressure of CO_2 (pCO_2) as a function of depth. The vertical line corresponds to atmospheric CO_2 saturation. The top and bottom horizontal lines in both diagrams are the chemocline and secchi depth, respectively.

Figure 10. Interrelationships between the concentrations and isotopic compositions of DIC and DO. Arrows show trends with increasing depth. A) δ^{13}C-DIC vs. pH. The curves show δ^{13}C values for DIC in equilibrium with the atmosphere (δ^{13}C-CO_2 = - 7‰) and with marine limestone (δ^{13}C-$CaCO_3$ = 0‰); B) δ^{13}C-DIC vs. DIC concentration; C) δ^{18}O-DO vs. DO concentration. Dashed line shows possible diffusion path of DO towards bottom of lake; D) δ^{18}O-DO vs. δ^{13}C-DIC. Dashed line similar to "C", except in this case CO_2(aq) diffuses upwards from bottom of lake while DO diffuses downwards.

Figure 11. Photosynthesis/Respiration ratio (P/R) as a function of depth in the lake in August 2009 and March 2011. P/R values were calculated from the concentration and isotopic composition of dissolved oxygen, following the method of Quay et al. (1995).


outline of
open pit
Montana
ID
Calvert
Mine
X
pit lake
7200 ft
N
200 ft.
X = sample site
= seeps
waste
rock
7000 ft
7100 ft
X
Calvert Creek
1
2
adit
(buried)
X
to Hwy 43,
6 miles

Figure 1.


A
B
C
D

Figure 2.



Temperature, °C
Sp. Conductivity, µS/cm
pH
Dissolved O2, mg/L
PAR, µE/m2/sec
Depth, m
A
B
C
D
E
Aug-20
Sept-23
Oct-23
Dec-05
Secchi Depth
Aug-20 alkalinity
Aug-24 PAR
Alkalinity, mg/L CaCO3

Figure 3.



Temperature, °C
Sp. Conductivity, µS/cm
pH
Dissolved O2, mg/L
Depth, m
Base of Ice
A
B
C
D
Aug 2009
March 2011
Aug 2011

Figure 4.



0
5
10
15
20
25
30
Depth, m
0.001
0.01
0.1
1
10
100
Filtered concentration, mg/L
HCO_3^-
Ca^{2+}
H_4SiO_4
Mg^{2+}
SO_4^{2-}
Na^+
K^+
Mn^{2+}
Fe^{2+}
WO_4^{2-}

Fig. 5.


A
B
δD-water, ‰
δ18O-water, ‰
δ18O-water, ‰
Depth, m
Calvert Creek
Seep
Lake: 8-09
Lake: 3-11
Lake: 8-11
Lake
8-09
8-11
3-11
-80
-100
-120
-140
-160
-20
-18
-16
-14
-12
-10
0
5
10
15
20
25
30

Figure 6.


δ13C-DIC, ‰
DIC concentration, mmol/L
δ18O-DO, ‰
DO concentration, mmol/L
Depth, m
A.
B.
C.
D.
August 2009
March 2011
August 2011
August 2009
March 2011

Figure 7.



Cells, mL-1
10⁰
10¹
10²
10³
10⁴
10⁵
10⁶
10⁷
Depth, m
0
5
10
15
20
25
30
Photosynth.
flagellates
Picocyanos
total live cells
Diatoms

Figure 8.


A
B
Depth, m
0
5
10
15
20
25
quartz
dolomite
rhodochrosite
scheelite
calcite
h-ap
secchi depth
pCO2
atm. equil.
-2.5
-2.0
-1.5
-1.0
-0.5
0.0
0.5
0.0001
0.001
0.01
Saturation Index
pCO2, bars

Figure 9.


pH
DIC concentration, mmol/L
A
B
C
D
equilibrium with atmosphere
equilibrium with marine limestone
Depth
August 2009
March 2011
August 2011
δ13C-DIC, ‰
δ18O-DO, ‰
R > P
P > R
O2 Diffusion?
Diffusion?
O2(aq)
CO2(aq)
DO concentration, mmol/L

Figure 10.


0
5
10
15
20
25
30
Depth, m
0.2
0.4
0.6
0.8
1.0
1.2
1.4
Photosynthesis/Respiration (P/R)
August 2009
March 2011

Figure 11.